Exhibit 10.18

Certain information in this document identified by brackets has been omitted because it is both not material and would be competitively harmful if publicly disclosed.

EXECUTION VERSION

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the “Agreement”) is made and entered into as of September 27th, 2012 (the “Effective Date”) by and between LUMENA PHARMACEUTICALS, INC, a company with limited liability organized under the laws of Delaware, USA, having a place of business at 2520 Meridian Parkway, Suite 400, Durham, NC 27713, USA (“Lumena”), and SANOFI-AVENTIS DEUTSCHLAND GMBH, a company organized under the laws of Germany with its principal place of business at 65926 Frankfurt am Main, Germany (“Sanofi”). Lumena and Sanofi are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

A. Sanofi controls certain intellectual property related to its BARI (Bile Acid Reabsorption Inhibitor) program and, in particular, a proprietary compound designated as SAR-548304.

B. Lumena is a privately-held biotechnology company focused on developing treatments for metabolic diseases.

C. Lumena desires to acquire an exclusive worldwide license under Sanofi’s intellectual property related to SAR-548304 to develop, manufacture and commercialize Licensed Products containing SAR-548304 for the treatment or prevention of metabolic disease(s), and Sanofi is willing to grant such a license to Lumena, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

1. DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1, or, if not listed in this Article 1, the meanings as designated in the text of this Agreement.

1.1 “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.1, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one (1) or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least fifty percent (50%) of the voting stock of such entity, or by contract or otherwise.

1.2 “CMC Activities” means the activities necessary or useful for generating the Information related to the chemistry, manufacturing and controls of Compound or Licensed Product, required for the Regulatory Approval of Licensed Products, as specified by the FDA or other applicable Regulatory Authority.

1.3 “Combination Product” means either: (a) any pharmaceutical product that consists of a Compound and at least one other active ingredient that is not a Compound; or (b) any combination of a Licensed Product and another pharmaceutical product that contains at least one other active ingredient that is not a Compound where such products are not formulated together but are sold together and invoiced as one product.

1.4 “Commercialize” means to promote, market, distribute, sell, offer for sale, contract to sell or import Compound and Licensed Product. For clarity, “Commercializing” and “Commercialization” have a correlative meaning.

1.5 “Compound” means SAR-548304 and [...***...].

1.6 “Confidential Information” of a Party means any and all Information of such Party that is disclosed to the other Party under this Agreement, whether in oral, written, graphic, or electronic form.

1.7 “Controlled” means, with respect to any compound, material, Information or intellectual property right, that the Party owns or has a license to such compound, material, Information or intellectual property right and has the ability to grant to the other Party access, a license or a sublicense (as applicable) to such compound, material, Information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangements with any Third Party existing at the time such Party would be first required hereunder to grant the other Party such access, license or sublicense.

1.8 “Develop” or “Development” means, with respect to Compounds and Licensed Products, all activities relating to preparing and conducting non-clinical studies and other analyses, clinical studies, and regulatory activities (e.g., preparation and submission of regulatory applications) that are necessary or useful to obtain or maintain Regulatory Approval of Licensed Products, excluding the CMC Activities, the manufacture of Compound and the Manufacture of Licensed Product.

1.9 “Diligent Efforts” means, with respect to Lumena’s obligations under this Agreement, the carrying out of such obligations or tasks with a level of efforts and resources consistent with the commercially reasonable practices of a similarly situated company in the pharmaceutical industry for the research, development or commercialization of a similarly situated pharmaceutical product as the Licensed Product at a similar stage of development or commercialization, taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, the profitability of the Licensed Product in light of pricing and reimbursement issues, and all other relevant factors. Diligent Efforts shall be determined on a market-by-market and indication-by-indication basis, and it is anticipated that the level of efforts required shall be different for different markets and indications and shall change over time, reflecting changes in the status of the Licensed Product and markets involved.

1.10 “Dollars” or “$” means the legal tender of the U.S..

1.11 “EMA” means the European Medicines Agency or any successor entity.

1.12 “EU” means the European Union, as its membership may be altered from time to time, and any successor thereto.

1.13 “Executive Officers” means the Chief Executive Officer of Lumena and the President of Global Research & Development for Sanofi, or such other person (of similar seniority within Sanofi) designated by Sanofi from time to time.

1.14 “FDA” means the United States Food and Drug Administration, and any successorthereto.

1.15 “Field” means any therapeutic or prophylactic application in human (but not animal) health.

1.16 “First Commercial Sale” means, with respect to a Licensed Product in a particular country, the first commercial sale of such Licensed Product in such country after all needed Regulatory Approvals have been obtained in such country.

1.17 “GAAP” means United States generally accepted accounting principles consistently applied.

1.18 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.19 “IFRS” means International Financial Reporting Standards, as they exist from time to time, consistently applied.

1.20 “Indication” means any disease or condition which could be listed under the header “INDICATIONS AND USAGE” or described under the header “CLINICAL STUDIES” of a Licensed Product’s label upon Regulatory Approval in the United States, or equivalent thereof.

1.21 “Initiation” of a clinical trial means the first randomization of a subject enrolled in such clinical trial.

1.22 “Information” means all information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, data, results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms.

1.23 “Knowledge” means, with respect to a Party, the good faith understanding of the facts and information in the possession of an officer of such Party, or any in-house legal counsel of, or in-house patent agents employed by, such Party or its Affiliates, without any duty to conduct any additional investigation with respect to such facts and information by reason of the execution of this Agreement. For purposes of this definition, an “officer” means any person in the position of vice president, senior vice president, president or chief executive officer of a Party.

1.24 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.25 “Licensed Product” means any pharmaceutical product in any dosage strength or formulation containing a Compound, either alone or in combination with other agents.

1.26 “Major Markets” means [...***...].

1.27 “Manufacturing” means all activities related to Licensed Product manufacture, formulation, processing, filling, finishing, packaging, labeling, inspection, receiving, including holding and shipping of Compound, Licensed Products, or any raw materials or packaging materials with respect thereto, or any intermediate of any of the foregoing, and including process and cost optimization, process development, qualification and validation, equipment and facility qualification and validation, commercial manufacture of Licensed Product, stability and release testing, quality assurance and quality control, and CMC Activities with respect to Licensed Product, but excluding the manufacture of Compound and CMC Activities with respect to the Compound. For clarity, “Manufacture” has a correlative meaning.

1.28 “Marketing Authorization Application” or “MAA” means: (a) in the United States, a New Drug Application (as defined in Title 21, Section 314.50 et seq. of the U.S. Code of Federal Regulations) or any supplement to a New Drug Application, and (b) in any other country or regulatory jurisdiction, an equivalent application for regulatory approval required before commercial sale or use of a Licensed Product (or with respect to a subsequent indication) in such country or regulatory jurisdiction.

1.29 “MHLW” means the Japanese Ministry of Health, Labour and Welfare or any successor entity.

1.30 “MTA” means that Material Transfer Agreement between Sanofi-Aventis Deutschland GmbH and Lumena dated January 24, 2012.

1.31 “Net Sales” means, with respect to a given period of time, the gross amount invoiced by Lumena and its Affiliates and their sublicensees and subcontractors to Third Party purchasers from the sale or distribution to such Third Parties of the Licensed Product, less the following deductions and offsets that are actually incurred, allowed, accrued and/or taken and are specifically allocated with respect to such sale or distribution, but solely to the extent that such deductions or offsets are not otherwise recovered by or reimbursed to Lumena or its Affiliates, and their sublicensees and subcontractors:

(a) [...***...]

(b) [...***...]

(c) [...***...]

(d) [...***...]

(e) [...***...]

The methodology for calculating (a) – (e), on a country-by-country basis, shall conform to GAAP or IFRS consistently applied by Lumena.

Net Sales shall also include the fair market value of all consideration received by Lumena and its Affiliates and their sublicensees and subcontractors in respect of any sale of Licensed Product to Third Party end-users, whether such consideration is in cash, payment in kind, exchange for value or another form.

If any discounts or other deductions or rebates are made in connection with sales of a Licensed Product that is bundled or sold together with other products of Lumena, its Affiliates or their sublicensees and subcontractors, then the discount, deduction or rebate applied to the Licensed Product shall not exceed the discount, deduction or rebate applied to any of the other products of Lumena, its Affiliates or their sublicensees and subcontractors in such arrangement based upon the respective list prices of the Licensed Product and such other products prior to applying the discount, unless Lumena provides evidence reasonably satisfactory to Sanofi that such difference is commercially reasonable and does not unfairly prejudice the Licensed Product in favor of such other products.

For Licensed Products which are sold as Combination Products, the Net Sales for such Combination Products shall be adjusted by multiplying the actual Net Sales by the fraction A/(A+B) where A is [...***...], and B is [...***...], if such other active product or product component is sold separately. If the other product or product component is not sold separately, then the actual Net Sales shall be adjusted by multiplying the actual Net Sales by the fraction A/C where A is [...***...], and C is [...***...]. If neither of the foregoing applies, then the Parties shall determine the Net Sales of the Combination Product in good faith based on the respective values of the components of such Combination Product. In the event the Parties are not able to reach agreement, Net Sales for such Combination Product shall be determined by an expert jointly appointed by the parties, with such determination to be based on the respective values of the components of such Combination Product. The decision of the expert shall be final and binding on the Parties and the fees of the expert shall be equally shared between the Parties.

1.32 “Patent” means all: (a) unexpired letters patent (including inventor’s certificates) which have not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period (and which have not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement), including any substitution, extension, registration, confirmation, validation, reissue, re-examination, supplementary protection certificates, confirmation patents, patent of additions, renewal or any like filing thereof; (b) pending applications for letters patent which have not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), and/or abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written consent, including any continuation, division or continuation-in-part thereof and any provisional applications; and (c) any United States and international counterparts to any of (a) and (b) above.

1.33 “Phase 2b Clinical Trial” means a study of a Licensed Product in the Field in human patients to determine initial efficacy, pharmacological effect, or dose range and/or regimen finding before embarking on Phase 3 Clinical Trial, as further defined in 21 C.F.R. 312.21(b), as amended from time to time, or the corresponding foreign regulations.

1.34 “Phase 3 Clinical Trial” means a pivotal study (whether or not denominated a “Phase 3” clinical study under applicable regulations) in the Field in human patients with a defined dose or a set of defined doses of a Licensed Product designed to ascertain efficacy and safety of such Licensed Product for the purpose of enabling the preparation and submission of Marketing Authorization Applications to the competent Regulatory Authorities in a country of the Territory, as further defined in 21 C.F.R. 312.21(c), as amended from time to time, or the corresponding foreign regulations.

1.35 “Phase 4 Clinical Trial” means a Licensed Product support clinical trial of a Licensed Product that is commenced after receipt of Regulatory Approval in the country where such trial is conducted. A Phase 4 Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, “post-marketing surveillance trials” and investigator-sponsored clinical trials, but excludes clinical trials conducted for the purposes of label expansion or Regulatory Approval.

1.36 “Regulatory Approval” means any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations of any national, supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, that are necessary for the manufacture, distribution, use or sale of a Licensed Product in a regulatory jurisdiction.

1.37 “Regulatory Authority” means the applicable national (e.g., the FDA), supra-national (e.g., the European Commission or the Council of the EU), regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity that, in each case, governs the approval of a Licensed Product in such applicable regulatory jurisdiction.

1.38 “Regulatory Materials” means regulatory applications, submissions, notifications, registrations, Regulatory Approvals and/or other filings made to or with, or other approvals granted by, a Regulatory Authority that are necessary or reasonably desirable in order to Develop, Manufacture, market, sell or otherwise Commercialize a Licensed Product in a particular country or regulatory jurisdiction.

1.39 “Sanofi Know-How” means (i) all documents and materials listed on Exhibit 1.39 or not listed but subsequently provided by Sanofi or its Affiliates to Lumena, and in each case, the Information Controlled by Sanofi or its Affiliates contained or embodied in such documents and materials, (ii) the Initial Manufacturing Know-How which Sanofi provides to Lumena in accordance with Section 4.2, and (iii) all Information generated by Lumena under the MTA which is owned by Sanofi or its Affiliates pursuant to the terms of such MTA. For clarity, the Sanofi Know-How does not include any Sanofi Manufacturing Know-How or other Information not contained or embodied in the documents and materials listed on Exhibit 1.39, including Information contained in any document referred to or cited in a document listed on Exhibit 1.39 (unless such Information is also contained in a document listed on Exhibit 1.39).

1.40 “Sanofi Patents” means, (i) those Patents listed on Exhibit 1.40 and (ii) any Patents Controlled by Sanofi or its Affiliates, claiming inventions within Sanofi Know-How, and for each of (i) and (ii) above, any foreign counterparts, continuations, divisionals, provisionals, extensions, reissues, registrations, patents, registrations and/or confirmations of such Patents. Exhibit 1.40 may be updated from time-to-time during the Term upon the mutual written agreement of the Parties.

1.41 “Sanofi Manufacturing Know-How” means any written documentation and the Information contained therein, that is (i) Controlled by Sanofi or its Affiliates and (ii) related to CMC Activities with respect to Compound and/or manufacture of Compound (and for clarity, not also related to Manufacture), in each case to the extent Sanofi considers, in its discretion, that such documentation and Information is necessary or reasonably useful for Lumena to manufacture Compound for the purposes of using, Developing, Manufacturing, having Manufactured and Commercializing Compounds and Licensed Products in accordance with this Agreement.

1.42 “Sanofi Technology” means the Sanofi Patents and the Sanofi Know-How.

1.43 “Series A-1 Preferred Stock” means the class of preferred stock of Lumena having the rights set forth on Exhibit 1.43.

1.44 “Series A Preferred Stock Financing” means Lumena’s first issuance of Series A Preferred Stock in an equity financing transaction.

1.45 “Territory” means all countries in the world.

1.46 “Third Party” means any person or entity other than: (a) Lumena; (b) Sanofi; or (c) an Affiliate of either Party.

1.47 “U.S.” means the United States of America, including all possessions and territories thereof.

1.48 “Valid Claim” means (a) a claim in an issued Patent that has not: (i) expired or been canceled; (ii) been declared invalid by an unreversed and unappealable or unappealed decision of a court or other appropriate body of competent jurisdiction; (iii) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise; or (iv) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement of the Parties; or (b) a claim under an application for a Patent that has been pending for not more than eight (8) years and has not been canceled, withdrawn from consideration, finally determined to be unallowable by the applicable governmental authority or court for whatever reason (and from which no appeal is or can be taken), or abandoned.

1.49 Additional Definitions. Each of the following definitions is set forth in the section of the Agreement indicated below:

Definition	Section
“Acquiror”	12.4
“Additional Existing Materials”	4.3(a)
“Additional New Materials”	5.1
“Agreement”	Preamble
“Alliance Manager”	4.1
“Change in Control”	2.8(d)
“Charter”	9.2(a)
“Claims”	10.1(a)
“Commercial Supply Agreement”	5.2
“Commercialization Plan”	4.8
“Competing Product”	2.9
“Compound Manufacturing Option”	2.2
“Development Candidate”	2.8(a)
“Development Plan”	4.4
“Effective Date”	Preamble

“Evaluation Period”	2.8(a)
“Expression of Interest”	2.8(a)
“FCPA”	4.10
“Generic Entry”	3.5(e)
“ICC”	11.3
“Indemnified Party”	10.1(b)
“Indemnifying Party”	10.1(b)
“Initial Manufacturing Know-How”	4.2
“Initial Materials”	4.2
“Lumena”	Preamble
“Lumena Intellectual Property”	6.1
“Lumena Patents”	6.2(b)
“Lumena Witholding Tax Action”	3.10(c)
“Manufacturing Notice”	2.2
“Market Share”	3.5(e)
“Negotiation Period”	2.8(b)
“Party” and “Parties”	Preamble
“Pre-Commercial Supply Agreement”	5.2
“Product Infringement”	6.3(a)
“Product Marks”	4.9
“Program Transaction”	2.8(a)
“Proposal”	2.8(a)
“RFP”	2.7
“Right of First Negotiation”	2.8
“Royalty Term”	3.5(b)
“Safety Failure”	8.5
“Sanofi”	Preamble
“Sanofi Indemnitees”	10.1(a)
“SEC”	7.4(b)
“Second Negotiation”	2.8(b)
“Securities Act”	9.3(c)
“Series A Agreements”	3.2(a)
“Specifications”	4.2
“Supply Agreements”	5.2
“Term”	8.1
“Third Party License”	3.5(d)
“Third Party Compound Claim”	3.5(d)

2. LICENSES AND RELATED RIGHTS

2.1 License Grant. Subject to the terms and conditions of this Agreement, Sanofi and its Affiliates hereby grant Lumena during the Term an exclusive (even as to Sanofi, but subject to Section 2.4), worldwide, royalty-bearing license, with the right to sublicense through multiple tiers as provided in Section 2.3, under the Sanofi Technology to: (i) use, Develop and Commercialize Compounds and Licensed Products; (ii) Manufacture and, subject to Section 2.3, have Manufactured Licensed Products and (ii) to perform Lumena’s obligations under this Agreement, in each case in the Field and in the Territory. For clarity, the license granted to Lumena under this Section 2.1 does not include the right to manufacture Compound or perform CMC Activities with respect to Compound.

2.2 Compound Manufacturing Option. Subject to the terms and conditions of this Agreement, Sanofi and its Affiliates hereby grant Lumena during the Term the exclusive option to obtain an exclusive license to manufacture Compound (the “Compound Manufacturing Option”). The Compound Manufacturing Option may be exercised by Lumena at any time during the Term upon written notice to Sanofi (the “Manufacturing Notice”). Upon Lumena’s exercise of the Compound Manufacturing Option in accordance with this Section 2.2, Sanofi (i) shall and hereby does grant to Lumena an exclusive (even as to Sanofi except as provided in any Supply Agreement still in effect at such time, but subject to Section 2.4), worldwide, royalty-bearing license, with the right to sublicense as provided in Section 2.3, under the Sanofi Technology and Sanofi Manufacturing Know-How, to manufacture Compound and perform CMC Activities with respect to Compound in the Field in the Territory and (ii) will provide Lumena with the Sanofi Manufacturing Know-How in accordance with Section 5.3.

2.3 Sublicensing; Subcontracting. Lumena shall have the right to grant sublicenses of the license granted to it under Section 2.1 and any license granted to it under Section 2.2, or otherwise subcontract its activities with respect to Compounds or Licensed Products, to its Affiliates and, subject to Sanofi’s Right to Bid under Section 2.7 and Right of First Negotiation under Section 2.8 below, any Third Party, provided that: (i) Lumena shall remain responsible for the compliance with this Agreement by any such sublicensee and subcontractor; (ii) each such sublicense and subcontract agreement shall be consistent with the terms and conditions of this Agreement; (iii) Lumena shall ensure that it obtains ownership and/or licenses and/or rights to all inventions and Information (including all data, know-how, inventions, Regulatory Materials and Regulatory Approvals) generated by such sublicensee or subcontractor under such agreement that are related to the Licensed Product and are necessary or reasonably useful to Develop or Commercialize Licensed Products, sufficient to enable Lumena to grant the rights granted to Sanofi hereunder, including Sanofi’s rights under Section 8.6; and (iv) if this Agreement terminates other than for breach by Sanofi, upon request by Sanofi, Lumena will either assign its rights and obligations under such sublicense or subcontract agreement to Sanofi or terminate such sublicense or subcontract agreement.

2.4 Retained Rights. It is understood that at all times Sanofi and its Affiliates retain the right to: (i) practice the Sanofi Technology outside the scope of the license granted to Lumena in Section 2.1 and any license granted to Lumena under Section 2.2; and (ii) make and use Compounds as tool compounds for internal research purposes, provided that Sanofi shall, upon Lumena’s written request (which requests shall be made no more than once per calendar year), provide to Lumena a reasonably detailed written summary of the results of any such internal research, to the extent such results relate to the use of Compounds as inhibitors of Apical Sodium Dependent Bile Acid Transporter (ASBT). It is further understood that at all times prior to Lumena’s exercise of the Compound Manufacturing Option, Sanofi and its Affiliates retain the exclusive right to manufacture Compound and to perform CMC Activities with respect to Compound, for the benefit of Lumena.

2.5 Negative Covenant. Lumena covenants that it will not and will not permit any of its Affiliates or sublicensees or subcontractors to use or practice any Sanofi Technology outside the scope of the license granted to it under Section 2.1 and any license granted to it under Section 2.2. Except as permitted under Section 2.4, Sanofi covenants that it will not and will not permit any of its Affiliates (i) to use or practice Sanofi Technology to Develop or Commercialize Compounds or Licensed Products, or to manufacture Compound other than for the benefit of Lumena or for use by Sanofi as permitted under Section 2.4(ii), Manufacture Licensed Products (other than for the benefit of Lumena), or (ii) if Lumena exercises its Compound Manufacturing Option, to use or practice Sanofi Technology to manufacture Compound, or (iii) assign or license to any Third Party any rights under Sanofi Technology to Develop or Commercialize Compounds or Licensed Products, or to develop or commercialize [...***...], in each case in the Field in the Territory.

2.6 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any license or other right to any intellectual property of such Party.

2.7 Right to Bid. If at any time after Initiation of the first Phase 3 Clinical Trial of a Licensed Product, Lumena or any of its Affiliates wishes to subcontract any rights granted to Lumena under Section 2.1 to Manufacture Licensed Products, then Lumena shall deliver to Sanofi a request for proposal containing a written description of the activities intended to be subcontracted (the “RFP”). If Sanofi wishes to enter into negotiations with Lumena regarding the terms on which Sanofi might provide the services described in the RFP, then, within [...***...] after Sanofi’s receipt of the RFP, or within any longer period mutually agreed in writing between the Parties, Sanofi shall so notify Lumena in writing and in Lumena’s discretion, Lumena and Sanofi may enter into negotiations of the terms under which Sanofi may provide such services. For clarity, nothing in this Section 2.7 will obligate Lumena to negotiate with Sanofi or enter into an agreement with Sanofi for the services described in the RFP.

2.8 Right of First Negotiation. During the Term, neither Lumena nor any of its Affiliates shall assign or sublicense any rights granted to Lumena under Section 2.1 to Commercialize Licensed Products, to any Third Party, without first providing Sanofi with the opportunity, in accordance with this Section 2.8, to assume such assignment or sublicense (the “Right of First Negotiation”).

(a) Evaluation Period. If at any time during the Term Lumena or any of its Affiliates wishes to enter into a Program Transaction then Lumena shall deliver to Sanofi (i) a reasonably detailed written description of the proposed Program Transaction (the “Proposal”) and (ii) a reasonably detailed written summary of all data and results produced by Lumena or its Affiliates, sublicensees or subcontractors, as applicable, with respect to the Licensed Products which would be necessary or reasonably useful for Sanofi’s evaluation of the Proposal. If Sanofi wishes to enter into negotiations with Lumena regarding the terms on which Sanofi might assume any such Proposal, then, within [...***...] after Sanofi’s receipt of such Proposal, or within any longer period mutually agreed in writing between the Parties (the “Evaluation Period”), Sanofi shall so notify Lumena in writing (the “Expression of Interest”). For the purposes of this Section 2.8, a “Program Transaction” means an assignment, transfer or sublicense to a Third Party (or the grant of an option to a Third Party to obtain an assignment, transfer or sublicense) of any rights granted to Lumena under Section 2.1 to Commercialize Licensed Products, either alone or as part of an assignment of all of Lumena’s rights and obligations under this Agreement wherein the assignment of all of Lumena’s rights and obligations under this Agreement comprises substantially all of the assets of the transaction. For clarity and by way of example, a transaction which includes an assignment by Lumena of all of its rights and obligations under this Agreement and rights with respect to a Lumena Development Candidate is not a Program Transaction. “Development Candidate” means a compound in development by or on behalf of Lumena which is undergoing or has undergone GLP toxicology studies.

(b) Negotiation Period. If Lumena receives Sanofi’s Expressions of Interest with respect to a Proposal within the Evaluation Period in accordance with Section 2.8(a), then the Parties shall promptly enter into good faith negotiations on the principal terms of a separate written agreement under which Sanofi would assume such Proposal. Such negotiations shall include at least [...***...] negotiation [...***...] (held in person, or by video conference or telephone conference), in which the Parties shall identify and attempt in good faith to resolve any points of disagreement on such principal terms. If (i)

Lumena does not receive Sanofi’s Expression of Interest with respect to a Proposal within the Evaluation Period or (ii) the Parties fail to reach agreement on the principal terms under which Sanofi would assume such Proposal within [...***...] after Sanofi’s Expressions of Interest, or within any longer period mutually agreed in writing between the Parties (the “Negotiation Period”), then Lumena may enter into a definitive agreement with any Third Party with respect to such Proposal, provided, however, that, Lumena may not, for a period of [...***...] immediately following expiry of the Negotiation Period, enter into a definitive agreement with respect to such Proposal with any Third Party containing terms which when taken together are materially more favorable to such Third Party than the principal terms last proposed to Sanofi pursuant to this Section 2.8(b) without first notifying Sanofi in writing of such more favorable terms. If, after receiving notice of such more favorable terms, Sanofi wishes to assume such Proposal on such more favorable terms, then Sanofi shall so notify Lumena in writing and the Parties shall promptly enter into good faith negotiations on the principal terms of a separate written agreement under which Sanofi would assume such Proposal (the “Second Negotiation”), which negotiations shall include at least [...***...] negotiation [...***...] (held in person, or by video conference or telephone conference). If Sanofi and Lumena fail to enter into an agreement under which Sanofi would assume such Proposal within [...***...] after the start of the Second Negotiation, Lumena will be free to enter into a definitive agreement with any Third Party with respect to the subject matter of the Proposal on any terms without further obligation to Sanofi.

(c) Due Diligence. At any time during the Evaluation Period or the Negotiation Period, Sanofi may request that Lumena provide Sanofi with Information relating to Compounds and Licensed Products produced by Lumena or its Affiliates or sublicensees, as applicable, which is necessary for Sanofi’s evaluation of the Proposal, and Lumena shall, at Lumena’s cost and expense, promptly provide such Information to Sanofi.

(d) Application of First Right of Negotiation. Sanofi’s Right of First Negotiation shall apply on a Proposal-by-Proposal basis and Lumena shall deliver to Sanofi a Proposal pursuant to Section 2.8(a) each time during the Term Lumena or any of its Affiliates wishes to enter into a Program Transaction. Notwithstanding the above, in the event of a Change in Control of Lumena, Sanofi’s Right to Bid under Section 2.7 shall [...***...] and this Section 2.8 shall be [...***...]. For the purposes of this Agreement, “Change in Control” means (a) a sale, lease, license or other disposition of all or substantially all of the assets of Lumena (other than pursuant to a Program Transaction); (b) any consolidation or merger of Lumena with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of Lumena immediately prior to such consolidation, merger or reorganization represents less than fifty percent (50%) of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; or (c) any transaction or series of related transactions to which Lumena is a party in which in excess of fifty percent (50%) of Lumena voting power is transferred; provided that a change of control will not include (i) any consolidation or merger effected exclusively to change the domicile of Lumena, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by Lumena or any successor, or indebtedness of Lumena is cancelled or converted, or a combination thereof.

(e) Proposed Change in Control. In the event that Lumena’s board of directors determines to explore a potential Change in Control transaction and engages in an internally led or investment banker (or similar advisor) led process with respect thereto, Lumena will provide Sanofi with the opportunity to participate in such process. In the event that Lumena, other than pursuant to the process described in the preceding sentence, receives a Third Party proposal regarding a Change in Control transaction, Lumena will, as soon as reasonably practicable, inform Sanofi of such Third Party proposal and afford Sanofi, prior to the proposed Change in Control, an opportunity, reasonable in the circumstances, to provide a proposal with respect to such Change in Control. For clarity, the Parties agree that a period of [...***...] would be a reasonable opportunity in any circumstance.

2.9 Exclusivity.

(a) Lumena agrees that for the three (3) year period after the First Commercial Sale of a Licensed Product, on a Licensed Product-by-Licensed Product basis, except for the Commercialization of Licensed Products pursuant to this Agreement, Lumena and its Affiliates (excluding any Acquirer or Acquirer Affiliates as provided in Section 2.9(b)) shall not (either through its own efforts or with an Affiliate or Third Party sublicensee or subcontractor) commercialize any Competing Product. As used herein, a “Competing Product” means any compound being commercialized for [...***...] Indication for which Licensed Product is being commercialized hereunder, and whose method of action is to reduce the reabsorption of bile acids in the intestinal tract.

(b) In the event of a Change in Control of Lumena, the exclusivity provisions in Section 2.9(a) shall [...***...] to the extent that such [...***...] is developing or commercializing (alone or with a Third Party) a Competing Product; provided that (i) such [...***...] do not obtain rights or access (other than access in connection with due diligence prior to the Change in Control transaction or customary internal company reporting) to any Confidential Information of Sanofi or the Sanofi Technology; (ii) the [...***...] development and commercialization activities related to such Competing Product are kept separate from the Development, and Commercialization activities for Compounds and Licensed Products under this Agreement; and (iii) Lumena otherwise continues to meet its obligations under this Agreement.

3. COMPENSATION

3.1 Upfront Payment. Within five (5) business days after the Effective Date, Lumena shall pay Sanofi a one-time, non-refundable and non-creditable upfront cash payment of five hundred thousand Dollars ($500,000).

3.2 Equity Consideration.

(a) Stock Issuance. Upon the Effective Date, Lumena shall issue to Sanofi’s designated Affiliate a number of shares of Lumena’s Series A-1 Preferred Stock that represents, on an as-converted basis, the number of shares determined by dividing five hundred thousand Dollars (US$500,000) by the purchase price per share paid by the investors in Lumena’s Series A Preferred Stock Financing. Lumena shall use commercially reasonable efforts to ensure that its Series A Preferred Stock Financing generates aggregate gross proceeds to Lumena of at least [...***...]. Concurrently with such issuance of Series A-1 Preferred Stock, Sanofi shall cause its designated Affiliate to execute and deliver, to Lumena and the investors in the Series A Preferred Stock Financing, customary documents (such as, without limitation, an investor rights agreement and a voting agreement), containing the terms and conditions of the Series A Preferred Stock and the Series A-1 Preferred Stock (the “Series A Agreements”).

(b) Put Option. At any time during the Term, Sanofi or its Affiliate, as the holder of preferred or common stock of Lumena, will have the one time right to request in writing that Lumena purchase all of the Lumena preferred or common stock held by Sanofi or such Affiliate and, upon Lumena’s receipt of such written notice, Lumena shall purchase such Lumena stock from Sanofi or such Affiliate, for a purchase price of one Dollar (US$1) in the aggregate.

3.3 Development Milestone Payments.

(a) General. Lumena shall make the following non-refundable and non-creditable development milestone payments to Sanofi within [...***...] after the first achievement of each applicable milestone by Lumena or its Affiliates or their sublicensees or subcontractors. Each such milestone payment shall be paid only once during the Term of the Agreement, the first time a Licensed Product reaches such milestone event and regardless of the number of times such milestone is reached for a Licensed Product and of the number of subsequent Licensed Products reaching such milestone.

Milestone Event	Milestone Payment
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]
[...***...]	$[...***...]

(b) Determination that Milestone Events Have Occurred. Lumena shall notify Sanofi promptly of the achievement of each development milestone event under Section 3.3(a). In the event that, notwithstanding the fact that Lumena has not provided Sanofi such a notice, Sanofi believes that any such milestone event has been achieved, it shall so notify Lumena in writing and the Parties shall promptly meet and discuss in good faith whether such milestone event has been achieved. Any dispute under this Section 3.3(b) regarding whether or not a milestone event has been achieved shall be subject to resolution in accordance with Section 11.3.

3.4 Sales Milestone Payments. Lumena shall make the following one-time, non-refundable and non-creditable sales milestone payments to Sanofi when the aggregate annual Net Sales of all Licensed Products in the Territory first reach the thresholds specified below. Lumena shall notify Sanofi promptly of the achievement of each such sales threshold. Each sales milestone payment shall be made by Lumena within [...***...] after the end of the calendar quarter in which such sales threshold is achieved. To the extent more than one sales threshold is reached in any given year, then the applicable milestone payment for each such achievement shall be due and owing with respect to such year.

Threshold for Aggregate Annual Worldwide Net Sales	Milestone Payment
$[...***...]	$[...***...]
$[...***...]	$[...***...]

3.5 Royalty Payments.

(a) Royalty Rates. Lumena shall pay to Sanofi non-refundable, non-creditable royalties on Net Sales of all Licensed Products in the Territory during the Royalty Term, as calculated by multiplying the applicable amount of incremental Net Sales in the Territory of all Licensed Products in a calendar year by the corresponding royalty rates, as set forth in the table below and by subsequently making the applicable adjustments in accordance with Sections 3.5(e) and (f) below:

Net Sales of Licensed Product	Royalty Rate
For that portion of annual Net Sales less than $[...***...]	[...***...]%
For that portion of annual Net Sales greater than or equal to $[...***...]	[...***...]%

If Lumena exercises the Compound Manufacturing Option in accordance with Section 2.2, and unless otherwise expressly provided in a Supply Agreement executed between the Parties pursuant to Section 5.2, then Lumena shall pay to Sanofi an additional [...***...] royalty on Net Sales of all Licensed Products in the Territory during the Royalty Term (i.e. [...***...] for that portion of annual Net Sales less than $[...***...] and [...***...] for that portion of annual Net Sales greater than or equal to $[...***...]).

(b) Royalty Term. Royalties under this Section 3.5 with respect to a particular Licensed Product and country will commence on the First Commercial Sale of such Licensed Product in such country and shall continue until the later of (i) the expiration of the last-to-expire Valid Claim of the Sanofi Patents in the country of sale claiming such Licensed Product, or the Compound, or its manufacture or use; and (ii) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product in such country (the “Royalty Term”). Following expiration of the Royalty Term for any Licensed Product in a given country, no further royalties shall be payable in respect of sales of such Licensed Product in such country and thereafter the licenses granted to Lumena under Sections 2.1 and 2.2 (as applicable), with respect to such Licensed Product in such country shall automatically become fully paid-up, perpetual and royalty-free.

(c) Blended Royalty. Lumena acknowledges that (i) the Sanofi Know-How and the Information included in the Regulatory Materials to be transferred by Sanofi to Lumena pursuant to Section 4.2 are proprietary and valuable, (ii) such Regulatory Approvals will be useful for Lumena to obtain and maintain regulatory exclusivity with respect to Licensed Products in the Field in the Territory, (iii) access to the Sanofi Know-How and the rights with respect to the Regulatory Materials will provide Lumena with a competitive advantage in the marketplace in addition to the exclusivity afforded by the Sanofi Patents, and (iv) the milestone payments and royalties set forth in Section 3.3, Section 3.4 and this Section 3.5, are, in part, intended to compensate Sanofi for such exclusivity and such competitive advantage. The Parties agree that the royalty rates set forth in Section 3.5(a) reflect an efficient and reasonable blended allocation of the value provided by Sanofi to Lumena.

(d) Royalty Reports and Payments. Within [...***...] following the end of each calendar quarter following the First Commercial Sale of a Licensed Product anywhere in the Territory, Lumena shall provide Sanofi with a report containing the following information for the applicable calendar quarter, on a Licensed Product-by-Licensed Product and country-by-country basis: (i) the amount of gross sales of such Licensed Product in such country, (ii) an itemized calculation of Net Sales in such country showing deductions provided for in the definition of Net Sales in Section 1.31, (iii)

a calculation of the royalty payment due on such sales, (iv) an accounting of the number of units and prices for Licensed Product sold, (v) the exchange rate for such country (as published in The Wall Street Journal, Eastern Edition, on the last business day of the last month in the calendar quarter to which such payments relate), and (vi) the date of First Commercial Sale of such Licensed Product in such country. Concurrent with the delivery of the applicable quarterly report, Lumena shall pay all amounts due to Sanofi pursuant to this Section 3.5 with respect to Net Sales by Lumena, its Affiliates and their respective sublicensees and subcontractors for such calendar quarter.

(e) Royalty Adjustment for Third Party Intellectual Property. If Lumena or its Affiliates or their sublicensees, as applicable, determines, in its reasonable judgment, that it is necessary to obtain a license from any Third Party (each a “Third Party License”) under any Valid Claim that is a (i) composition-of-matter Patent claim owned or controlled by such Third Party directed to the Compound or (ii) provided that Lumena has not exercised the Compound Manufacturing Option, a process Patent claim owned or controlled by such Third Party directed to the manufacturing process used by Sanofi to manufacture Compound supplied to Lumena pursuant Sections 4.2 or 4.3 or to a Supply Agreement, or (iii) in the event Lumena has exercised the Compound Manufacturing Option, a process Patent claim owned or controlled by such Third Party directed to the manufacturing process for the Compound as it existed on the date Lumena exercised the Compound Manufacturing Option (each of (i), (ii) and (iii) above a “Third Party Compound Claim”), in order to avoid potential infringement or misappropriation of such Third Party Compound Claim by the importation, sale, manufacture or use of a Licensed Product, then the royalty payment that would otherwise be due in any calendar quarter pursuant to Section 3.5(a) shall be reduced, on a calendar quarter-by-calendar quarter basis, by either (i) [...***...] of any royalty amount payable by Lumena or its Affiliates in such calendar quarter to such Third Party in consideration for such Third Party License, in the event such Third Party License is obtained by Lumena or its Affiliate, or (ii) [...***...] of the difference (if any) between (x) the calendar quarter royalty payment due to Lumena pursuant to its sublicense agreement with such sublicensee and (y) the calendar quarter royalty payment that would otherwise be due to Lumena pursuant to such sublicense agreement in the absence of such Third Party License, in the event such Third Party License is obtained by a sublicensee of Lumena hereunder and such sublicensee is entitled to [...***...]. In the event any such Third Party License includes a license to Lumena under a Third Party Compound Claim as well as other intellectual property rights that are not Third Party Compound Claims, then the calendar quarter royalty payment that would otherwise be due pursuant to Section 3.5(a) shall be reduced by up to [...***...]of that portion of the total royalty amount payable by Lumena or its Affiliates in such calendar quarter to such Third Party in consideration for such Third Party License that the Parties agree is a reasonable royalty for a license under only the applicable Third Party Compound Claim(s). Notwithstanding the foregoing, the royalty payment that would otherwise be due to Sanofi pursuant to Section 3.5(a) with respect to a particular calendar quarter shall not be reduced by more than [...***...] by operation of this Section 3.5(e).

(f) Royalty Adjustment in Certain Circumstances. On a Licensed Product-by- Licensed Product and country-by-country basis, if in any calendar quarter during the Royalty Term following introduction of a generic product in a country (“Generic Entry”) (i) there is no Valid Claim within the Sanofi Patents in such country and (ii) the market share of Lumena and its Affiliates or their sublicensees, as applicable, for such Licensed Product in the Field in such country in such calendar quarter (as measured by reputable published data for such country, e.g. by reference to market share data collected by IMS) (“Market Share”) is reduced by [...***...] or more compared to the Market Share in the immediately preceding calendar quarter, then the applicable royalty payable to Sanofi under Section 3.5(a) shall be reduced by [...***...], provided however, that the applicable royalty under Section 3.5(a) shall be reduced to [...***...] upon a Market Share reduction in any calendar quarter following Generic Entry of [...***...] or more compared to the Market Share in the immediately preceding calendar quarter. For the purposes of this Section 3.5(e), “generic product” means, with respect to a Licensed Product being sold by Lumena and its Affiliates or their sublicensees or subcontractors, as applicable, a pharmaceutical product containing the same Compound as such Licensed Product (and the same other active ingredient(s), as applicable, in the case of a Combination Product) which is marketed by an entity other than Lumena and its Affiliates or their sublicensees or subcontractors in the Field. Notwithstanding the foregoing, the royalty adjustment set forth in this Section 3.5(f) shall not apply in the event of any reduction in the Market Share of any sublicensee of Lumena hereunder, unless such reduction in such sublicensee’s Market Share triggers an equivalent adjustment of royalties payable by such sublicensee to Lumena pursuant to the applicable sublicense agreement.

3.6 Sublicensing Revenues. If Lumena sublicenses Commercialization rights to any Third Party, Lumena would pay to Sanofi, (i) the Royalties set forth in Section 3.5(a), and (ii) in lieu of the payments under Sections 3.3 and 3.4, a percentage of any and all licensing revenues received by Lumena or its Affiliates from such Third Party in consideration for such sublicense, on a Licensed Product-by-Licensed Product basis, as follows: (a) [...***...], if such sublicense is entered into prior to [...***...]; and (b) [...***...], if such sublicense is entered into after [...***...], provided however, that in the event that the total payments made by Lumena under subparagraph (ii) above are less than the payments that would have been made by Lumena under Sections 3.3 and 3.4 for achievement of the milestone events in Sections 3.3 and 3.4 that are actually achieved, then Lumena will pay Sanofi [...***...]. For the purposes of this Section 3.6, “licensing revenues” includes, without limitation, [...***...], but excludes [...***...].

3.7 Payment Method. All payments due under this Agreement to Sanofi shall be made by bank wire transfer in immediately available funds to an account designated by Sanofi. All payments hereunder shall be made in Dollars.

3.8 Late Payment. If Lumena fails to make any payment due to Sanofi under this Agreement, then interest shall accrue on a monthly basis at the rate equal to [...***...] above the then-applicable prime commercial lending rate of BNP Paribas SA, Paris, France, or at the maximum rate permitted by applicable Law, whichever is the lower.

3.9 Records; Inspection. Lumena shall, and shall ensure that its Affiliates and their respective sublicensees and subcontractors will, keep complete, true and accurate books of account and records for the purpose of determining the payments to be made under this Agreement. Such books and records shall be kept for at least [...***...] following the end of the calendar year to which they pertain. Such records shall be open for inspection during such period by independent accountants, solely for the purpose of verifying payment statements hereunder. Such inspections shall be made no more than once each calendar year, on reasonable notice during normal business hours. Any unpaid amounts (plus interest as set forth in Section 3.8) that are discovered shall be paid promptly by Lumena. Inspections conducted under this Section 3.9 shall be at the expense of Sanofi, unless the inspection discloses an underpayment by Lumena of [...***...] or more of the amount due for any period covered by the inspection, whereupon all costs relating to the inspection for such period shall be paid promptly by Lumena.

3.10 Taxes.

(a) Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement. For clarity, all payments to me made under this Agreement shall be made plus value added tax, if applicable.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of royalties, milestone payments, and other payments made by Lumena to Sanofi under this Agreement. To the extent Lumena is required to deduct and withhold taxes on any payment to Sanofi, Lumena shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to Sanofi an official tax certificate or other evidence of such withholding sufficient to enable Sanofi to claim such payment of taxes. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax. Lumena shall require its sublicensees to cooperate with Sanofi in a manner consistent with this Section 3.10(b).

(c) Taxes Resulting From Lumena Action. If Lumena is required to make a payment to Sanofi that is subject to a deduction or withholding of tax, then (i) if such withholding or deduction obligation arises as a result of any action by Lumena, including any assignment or sublicense, or any failure on the part of Lumena or its Affiliate to comply with applicable Laws or filing or record retention requirements, that has the effect of modifying the tax treatment of the Parties hereto (a “Lumena Withholding Tax Action”), then the sum payable by Lumena (in respect of which such deduction or withholding is required to be made) shall be increased to the extent necessary to ensure that Sanofi receives a sum equal to the sum that it would have received had no such Lumena Withholding Tax Action occurred, and (ii) otherwise, the sum payable by Lumena (in respect of which such deduction or withholding is required to be made) shall be made to Sanofi after deduction of the amount required to be so deducted or withheld, which deducted or withheld amount shall be remitted to the proper Governmental Authority in accordance with applicable Laws.

4. DEVELOPMENT AND COMMERCIALIZATION

4.1 Alliance Managers. Within [...***...] after the Effective Date, each Party shall appoint and notify the other Party of the identity of a representative having the appropriate qualifications, including a general understanding of pharmaceutical development and commercialization issues, to act as its alliance manager under this Agreement (the “Alliance Manager”). The Alliance Managers shall serve as the primary contact points between the Parties for the purpose of providing Sanofi with information on the progress of Lumena’s Development and Commercialization activities under this Agreement. The Alliance Managers shall also be primarily responsible for facilitating the flow of information and otherwise promoting communication, coordination and collaboration between the Parties. Each Party may replace its Alliance Manager at any time upon written notice to the other Party.

4.2 Initial Know-How and Material Transfer. Within [...***...] after the Effective Date, Sanofi shall deliver to Lumena (i) the Sanofi Know-How in the file format specified in Exhibit 1.39, (ii) the Sanofi Manufacturing Know-How that is listed in Exhibit 1.39, as Lumena reasonably requires for filing with Regulatory Authorities (“Initial Manufacturing Know-How”) and (iii) [...***...] of SAR-548304 from Sanofi manufacturing batch [...***...] (“Initial Materials”) meeting the specifications detailed in Exhibit 4.2 (“Initial Material Specifications”). Notwithstanding anything in this Agreement to the contrary, Lumena will have the right effective upon the Effective Date, to include the Initial Manufacturing Know-How in Lumena’s Regulatory Materials for filing or submission to, or correspondence or discussions with, Regulatory Authorities. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, ANY INITIAL MATERIALS SUPPLIED BY SANOFI UNDER THIS SECTION 4.2 ARE SUPPLIED “AS IS” AND SANOFI MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT THE USE OF THE MATERIALS DOES NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK, OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY. Lumena assumes all liability for damages which may arise from its use, storage or disposal of such Initial Materials. Sanofi will not be liable to Lumena for any loss, claim or demand made by Lumena, or made against Lumena by any Third Party, due to or arising from the use of such Initial Materials except, to the extent permitted by applicable Laws, when caused by the negligence or willful misconduct of Sanofi.

4.3 Additional Compound Supply.

(a) At any time prior to execution of the Pre-Commercial Supply Agreement pursuant to Section 5.2, Lumena may request in writing that Sanofi (i) deliver to Lumena the additional quantities of SAR-548304 described in Exhibit 4.3 (the “Additional Existing Materials”); and (ii) perform the CMC Activities with respect to the Additional Existing Materials as described in Exhibit 4.3.

(b) Upon a written request from Lumena for Additional Existing Materials, Sanofi shall promptly deliver to Lumena such Additional Existing Materials, and shall perform, at Lumena’s expense, the CMC Activities with respect to such Additional Existing Materials as described in Exhibit 4.3, in accordance with a mutually agreed work schedule and budget. Lumena will pay Sanofi [...***...] Euro per kilogram for the Additional Existing Materials, payable following delivery, within [...***...] after receipt of invoice from Sanofi. Sanofi will invoice Lumena for CMC Activities conducted by Sanofi pursuant to this Section 4.3 and Lumena shall pay each such invoice within [...***...] after its receipt. The conduct by Sanofi of any CMC Activities pertaining to Additional Existing Materials that are not described in Exhibit 4.3 shall be subject to the execution and terms and conditions of the Pre-Commercial Supply Agreement.

4.4 Development Responsibilities. As between the Parties, Lumena shall have sole authority and responsibility for conducting or having conducted Development activities with respect to Compounds and Licensed Products in the Territory, at its sole cost and expense, in accordance with the terms and conditions of this Agreement. Lumena shall conduct all such activities in compliance in all material respects with all applicable Laws. Lumena shall have sole responsibility and control with respect to seeking Regulatory Approvals to Commercialize the Licensed Products. As between the Parties, Lumena shall hold legal title to all Regulatory Materials within the Territory. Promptly following the Effective Date, Sanofi shall take and cause to be taken such actions and execute such documents that are requested in writing by Lumena to the extent necessary to transfer to Lumena all Regulatory Materials within the Sanofi Know-How.

4.5 Development Plan. Lumena shall prepare a written development plan, which shall specify the Compound and Licensed Product Development activities to be conducted by Lumena, its Affiliates, sublicensees and subcontractors, and the timeline regarding such activities (collectively, the “Development Plan”). An initial Development Plan is attached to this Agreement as Exhibit 4.5. Beginning with the first full calendar year following the Effective Date, on an annual basis (no later than October 31st), Lumena shall review and, as required, prepare an update and amendment to the then-current Development Plan and send such updated and amended Development Plan to Sanofi for review and comment by Sanofi. Such updated and amended Development Plan shall reflect any changes with respect to, the Development of Licensed Products. Lumena shall give good faith consideration to any written comments provided by Sanofi with respect to any update or amendment of the Development Plan. The Development of Compound and Licensed Product by Lumena or its Affiliates or their sublicensees, as applicable, shall be conducted in accordance with the Development Plan.

4.6 Development Records and Reports. Lumena shall maintain complete and accurate customary records (in the form of technical notebooks and/or electronic files where appropriate) of all Development activities conducted by it or its Affiliates or sublicensees, as applicable, under this Agreement and all Information resulting from such work. Such records, including any electronic files where such Information may also be contained, shall fully and properly reflect all work done and results achieved in the performance of the Development activities in sufficient detail and in good scientific manner appropriate for applicable patent and regulatory purposes. Upon the expiry of each consecutive [...***...] period during the Term, Lumena shall provide Sanofi with a written report summarizing its Development activities conducted by Lumena or its Affiliates or sublicensees, as applicable, under this Agreement and the results of such activities. Any information or report provided by Lumena to Sanofi pursuant to this Section 4.6 shall be deemed to be Lumena’s Confidential Information and subject to the provisions of Article 7.

4.7 Commercialization Responsibilities. As between the Parties, Lumena shall have sole authority and responsibility for conducting or having conducted Commercialization activities with respect to Licensed Products in the Territory, at its sole cost and expense, in accordance with the terms and conditions of this Agreement. Lumena shall conduct all such activities in compliance in all material respects with all applicable Laws. It is understood that as between the Parties, Lumena shall be solely responsible for handling all returns, order processing, invoicing and collection, distribution, and receivables for Licensed Products in the Territory.

4.8 Commercialization Plan. Lumena or its Affiliate, or their sublicensees or subcontractors (as applicable) shall establish written plans for the Commercialization of Licensed Products in the Major Markets (together, the “Commercialization Plan”). Lumena shall deliver an initial Commercialization plan to Sanofi for review and comment by Sanofi no later than [...***...] prior to the anticipated date of [...***...]. After the establishment of the initial Commercialization Plan, Lumena or its Affiliate or their sublicensees or subcontractors (as applicable) shall prepare updates and amendments to such Commercialization Plan at least annually (no later than October 31st of each calendar year) and submit each such updated Commercialization Plan to Sanofi for review and comment by Sanofi. Lumena shall give good faith consideration to any written comments provided by Sanofi with respect to any update or amendment of the Commercialization Plan. The Commercialization of Compound and Licensed Product by Lumena or its Affiliates or their sublicensees, as applicable, shall be conducted in accordance with the Commercialization Plan.

4.9 Trademarks. Lumena shall have the right to brand Licensed Products using Lumena related trademarks and any other trademarks and trade names it determines appropriate for the Licensed Products which may vary by country or within a country (“Product Marks”), provided that Lumena shall not, and shall not permit its Affiliates and sublicensees and subcontractors to, make any use of the trademarks or house marks of Sanofi or its Affiliates (including their corporate names) or any trademark confusingly similar thereto. As between the Parties, Lumena or its Affiliate or their sublicensees or subcontractors (as applicable) shall own all rights in the Product Marks and shall register and maintain the Product Marks in the countries and regions it determines reasonably necessary at its own cost and expense.

4.10 Standards of Conduct. Lumena shall, and shall ensure that its Affiliates and sublicensees and subcontractors have the written obligation to, comply in all material respects with all applicable Laws concerning the advertising, sales and marketing of prescription drug products in Commercializing Licensed Products in the Territory under this Agreement, including the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”) and any applicable local anti-bribery laws. Lumena shall during the Term, promptly notify Sanofi in writing with respect to any material non-compliance (other than non-compliance of the FCPA which shall be without regard to materiality) regarding the Commercialization of Licensed Products of which it becomes aware.

4.11 Commercialization Reports. Lumena shall, on an annual basis, no later than [...***...]of each calendar year, provide Sanofi with a reasonably detailed report of its and its Affiliate’s and sublicensee’s and subcontractor’s (as applicable) Commercialization activities with respect to Licensed Products in the Major Markets in the immediately preceding calendar year. Any information or report provided by Lumena to Sanofi pursuant to this Section 4.11 shall be deemed to be Lumena’s Confidential Information and subject to the provisions of Article 7.

4.12 Diligence. During the Term, Lumena (by itself or through its Affiliates or sublicensees, as applicable), shall use Diligent Efforts to (i) [...***...] (ii) [...***...], and (iii) [...***...]. For clarity, it is understood and acknowledged that to the extent that Lumena uses Diligent Efforts (by itself or through its Affiliates or sublicensees, as applicable) to [...***...], Lumena shall be in compliance with Section 4.12(ii) with respect to [...***...]. Lumena will have no other obligations to devote or cause to be devoted any level of diligence with respect to the Development, Regulatory Approval or Commercialization of Licensed Products except as set forth in this Section 4.12, provided any obligations expressly set forth elsewhere in this Agreement shall not be affected by this sentence.

5. MANUFACTURING

5.1 General. In general, from the Effective Date and until Lumena exercises the Compound Manufacturing Option pursuant to Section 2.2: (a) subject to the Parties’ execution of an applicable Supply Agreement pursuant to Section 5.2, Sanofi shall (i) supply Lumena with quantities of Compound, in addition to the Initial Materials and the Additional Existing Materials, that are requested by Lumena to Develop and Commercialize Licensed Product hereunder (“Additional New Materials”), and (ii) perform any related CMC Activities with respect to such Additional New Materials, in each case in accordance with the terms of the applicable Supply Agreement; and (b) Lumena shall be responsible, at its sole cost and expense, for performing CMC Activities with respect to Licensed Product and for Manufacturing Licensed Products. Upon Lumena’s exercise of the Compound Manufacturing Option, as between the Parties, Lumena shall assume sole responsibility for performing CMC Activities with respect to Compound and for the manufacture of Compounds, subject to any Supply Agreement still in effect at such time.

5.2 Supply Agreements. After the Effective Date, and prior to the Initiation of the first Phase 3 Clinical Trial, if requested by Lumena, the Parties shall use good faith efforts to negotiate and enter into a separate written agreement under which, prior to Lumena’s exercise of the Compound Manufacturing Option, Lumena shall purchase Additional New Materials exclusively from Sanofi, and Sanofi shall manufacture Additional New Materials, perform CMC Activities with respect to Additional New Materials, and supply Additional New Materials exclusively to Lumena, for use by Lumena in Developing Licensed Products in accordance with this Agreement (the “Pre-Commercial Supply Agreement”). In addition and provided that the Parties entered into a Pre-Commercial Supply

Agreement, then prior to [...***...], if requested by Lumena, the Parties shall use good faith efforts to negotiate and enter into a separate written agreement under which Lumena shall purchase Additional New Materials from Sanofi and Sanofi shall supply Compounds exclusively to Lumena for use by Lumena in Commercializing Licensed Products in accordance with this Agreement (the “Commercial Supply Agreement”). The Pre-Commercial Supply Agreement and Commercial Supply Agreement may together be referred to as the “Supply Agreements”). The Supply Agreements shall contain terms consistent with the terms of this Agreement and shall include the terms set forth in Exhibit 5.2 as well as other terms customary for supply agreements of similar object and scope. In the event of any inconsistency between the terms of the Supply Agreements and the terms of this Agreement, the terms of this Agreement shall prevail unless otherwise expressly provided in the Supply Agreements with respect to matters related to manufacture and supply of Compounds or performance of CMC Activities.

5.3 Transfer of Manufacturing Technology. Beginning promptly after Lumena’s exercise of the Compound Manufacturing Option, and continuing for a period of up to [...***...] after Lumena’s exercise of the Compound Manufacturing Option, the Parties shall cooperate to transfer to Lumena or (with prior written notice to Sanofi) its designee, the Sanofi Manufacturing Know-How existing at the time the Compound Manufacturing Option is exercised, at Lumena’s request and expense. Upon Lumena’s exercise of the Compound Manufacturing Option, Lumena itself, or through a Third Party contract manufacturer, shall assume responsibility for CMC Activities with respect to Compound and for the manufacture of Compound. Within [...***...] after Lumena’s exercise of the Compound Manufacturing Option, Sanofi shall transfer to Lumena or its designee, in electronic format, a data package containing such Sanofi Manufacturing Know-How existing at the time the Compound Manufacturing Option is exercised. In addition, during the [...***...] period after Lumena’s exercise of the Compound Manufacturing Option, Sanofi shall make available to Lumena, on a reasonable consultation basis, such advice of its technical personnel as may be reasonably requested by Lumena in connection with such transfer of Sanofi Manufacturing Know-How, up to [...***...] full-time equivalent personnel over such [...***...] period. Lumena agrees to reimburse Sanofi for the reasonable and documented fully-burdened charges for the time and expenses of such personnel when consulting for Lumena (including reasonable documented travel expenses, lodging and meals) incurred by personnel of Sanofi at the request of Lumena while rendering services under this Section 5.3. Lumena acknowledges and agrees that Sanofi may condition its agreement to transfer any Sanofi Manufacturing Know-How to a Third Party manufacturer on the execution of a confidentiality agreement between such Third Party manufacturer and Lumena that contains terms substantially equivalent to those of Article 7 of this Agreement. Lumena and/or its Third Party manufacturer shall use the Sanofi Manufacturing Know-How solely for the purpose of manufacturing Compounds and Licensed Products and performing the CMC Activities, in accordance with the terms and conditions of this Agreement, and for no other purpose.

6. INTELLECTUAL PROPERTY

6.1 Lumena Intellectual Property. Lumena shall solely own all Information, discoveries and inventions (patentable or not) generated, conceived or reduced to practice in the performance of the Development, Manufacture, Commercialization or other activities conducted by Lumena or its Affiliates or sublicensees, as applicable, under this Agreement using Sanofi Technology, including Patents filed thereon and other intellectual property rights therein (“Lumena Intellectual Property”).

6.2 Patent Prosecution.

(a) Sanofi Patents. All decisions and actions with respect to the preparation, filing, prosecution and maintenance of the Sanofi Patents shall be the responsibility of Lumena, using patent counsel reasonably acceptable to Sanofi, at Lumena’s sole cost and expense, provided that Lumena shall not abandon or discontinue the prosecution or maintenance of any Sanofi Patent in a country without notifying Sanofi in writing at least [...***...] in advance of the due date of any payment or other action that is required to prosecute and maintain such Sanofi Patent, and, upon such notice, all licenses under such Patent granted in Section 2.1 or Section 2.2 shall terminate upon delivery of such notice and Sanofi shall have the option, but not the obligation, to prepare, file, prosecute and maintain (including with respect to related interference, re-issuance, re-examination and opposition proceedings) such Patent in the Territory at its sole cost and expense.

(b) Lumena Patents. Lumena shall be solely responsible, at its discretion and expense, for all decisions and actions with respect to the preparation, filing, prosecution and maintenance of Patents within Lumena Intellectual Property (“Lumena Patents”).

(c) Patent Term Extensions. As between the Parties, Lumena shall have the authority and responsibility to file for and seek to obtain patent term extensions (including any pediatric exclusivity extensions as may be available) or supplemental protection certificates or their equivalents in any country with respect to patent rights covering Licensed Products.

(d) Data Exclusivity. With respect to data exclusivity periods, Lumena shall have the sole right, but not the obligation, (consistent with its obligations under applicable Laws (including any applicable consent order)), to seek, maintain and enforce all such data exclusivity periods available for Licensed Products.

(e) Cooperation. Promptly following the Effective Date, (but no less than [...***...] before any statutory bar date), Sanofi will transfer to Lumena all Information concerning the Sanofi Patents. Sanofi shall cooperate with Lumena and shall execute any power of attorney or similar document, in each case to the extent reasonably required to allow Lumena to assume the preparation, filing, prosecution and maintenance of the Sanofi Patents in Sanofi’s name. Lumena shall cooperate with Sanofi, in each case to the extent reasonably required to allow Sanofi to assume the preparation, filing, prosecution and maintenance, of any Patent abandoned by Lumena pursuant to Section 6.2(a).

6.3 Patent Enforcement.

(a) Notification. If either Party becomes aware of any existing or threatened infringement of the Sanofi Patents in the Territory, which infringing activity involves the manufacture, use, import, offer for sale or sale of any Licensed Product in the Territory (a “Product Infringement”), it shall promptly notify the other Party in writing to that effect, and the Parties will consult with each other regarding any actions to be taken with respect to such Product Infringement.

(b) Right to Enforce. Lumena shall have the first right, but shall not be obligated, to bring an infringement action against any person or entity engaged in a Product Infringement of the Sanofi Patents, at Lumena’s sole cost and expense. If Lumena fails to bring such an action with respect to a Sanofi Patent (or to settle or otherwise secure the abatement of such Product Infringement) prior to the earlier of: (i) [...***...] following Lumena’s receipt or delivery of the notice under Section 6.3(a), or (ii) [...***...] before the deadline, if any, set forth in the applicable Laws for the filing of such actions, Sanofi shall have the right to bring and control any such action, at its own expense and by counsel of its own choice.

(c) Cooperation. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, and shall seek consent of the other Party in any important aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court, which consent shall not be unreasonably withheld or delayed. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party. Neither Party shall have the right to settle any patent infringement litigation under this Section 6.3 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

(d) Expenses and Recoveries. The enforcing Party bringing a claim, suit or action under Section 6.3(b) or 6.2(c) shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages in such claim, suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be shared as follows: (i) if Sanofi is the enforcing Party: the remaining amount will be shared [...***...] to Sanofi and [...***...] to Lumena, or (ii) if Lumena is the enforcing Party: the remaining amount will be [...***...].

6.4 Patent Oppositions and Other Proceedings.

(a) If a Sanofi Patent becomes the subject of any proceeding commenced by a Third Party in connection with an opposition, action for declaratory judgment, nullity action, interference or other attack upon the validity, title or enforceability thereof, then Lumena shall have the first right, but not the obligation, to control such defense at its own expense using counsel of its own choice. If Lumena decides that it does not wish to defend against such action, it shall notify Sanofi reasonably in advance of all applicable deadlines, and Sanofi shall thereafter have the right, but not the obligation, to assume defense of such action at its own expense.

(b) The Party controlling any defense under this Section 6.4 shall permit the non-controlling Party to participate in the proceedings to the extent permissible under applicable Laws and to be represented by its own counsel at the non-controlling Party’s expense. Notwithstanding any of the foregoing, the Party controlling any enforcement action pursuant to Section 6.3 shall also have the sole right to control the response to any attack on the validity, title, or enforceability of a Patent that is asserted by the alleged infringer(s) as a counterclaim or affirmative defense in such action. Neither Party shall have the right to settle any proceeding under this Section 6.4 in a manner that diminishes the rights or interests of the other Party without the prior written consent of such other Party, such consent not to be unreasonably withheld or delayed.

6.5 Patent Marking. Lumena shall mark Licensed Product (or when the character of the product precludes marking, the package containing any such Licensed Product) marketed and sold by Lumena or its Affiliates or their sublicensees or subcontractors hereunder in accordance with all applicable Laws relating to patent marking.

6.6 Infringement of Third Party Rights. If any Licensed Product used or sold by Lumena or its Affiliates or their sublicensees or subcontractors becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, Lumena shall promptly notify Sanofi, and the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. Unless agreed otherwise by the Parties, Lumena shall be solely responsible for defending against any such claim or assertion, at its sole expense. Lumena shall keep Sanofi fully informed of such claim and its defense, and shall reasonably consider and seek to accommodate any timely comments of Sanofi with respect thereto.

7. CONFIDENTIALITY

7.1 Confidentiality Obligations. The Parties agree that during the Term and for a period of [...***...] thereafter, a Party receiving Confidential Information of the other Party shall: (a) use reasonable efforts to maintain in confidence such Confidential Information (but not less than those efforts as such Party uses to maintain in confidence its own proprietary industrial information of similar kind and value); (b) not disclose such Confidential Information to any Third Party without prior written consent of the other Party, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties; and (c) not use such other Party’s Confidential Information for any purpose except those permitted by this Agreement or in connection with exercising such Party’s or its Affiliates’ rights and/or fulfilling their obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, Sanofi and its Affiliates may not disclose any Sanofi Know-How to any Third Party without the prior written consent of Lumena, except to the extent required to comply with applicable Laws, including regulations promulgated by applicable security exchanges, court orders or administrative subpoenas or orders, provided that in such event, Sanofi shall promptly notify Lumena of such required disclosure and shall use reasonable efforts to assist Lumena, at Lumena’s expense, in obtaining a protective order preventing or limiting the required disclosure.

7.2 Exceptions. The obligations in Section 7.1 shall not apply with respect to any portion of the other Party’s Confidential Information that the receiving Party can show by competent written proof:

(a) was known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain, at the time of disclosure by the other Party;

(c) becomes generally available to the public or otherwise part of the public domain after the disclosure by the other Party, other than through any act or omission of the receiving Party in breach of this Agreement;

(d) is subsequently disclosed to the receiving Party by a Third Party who has a legal right to make such disclosure and who did not obtain such information directly or indirectly from the other Party; or

(e) is subsequently independently developed by employees, subcontractors or sublicensees of the receiving Party or its Affiliates without use of the other Party’s Confidential Information.

7.3 Authorized Disclosure. A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances; provided that notice of any such disclosure shall be provided as soon as practicable to the other Party:

(a) filing or prosecuting Patents in accordance with Section 6.2;

(b) complying with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval of Licensed Products;

(c) prosecuting or defending litigation as contemplated by this Agreement;

(d) disclosure to its or its Affiliates’ employees, directors, officers, agents, consultants, professional advisors, subcontractors, licensees or sublicensees or bona fide potential subcontractors, licensees or sublicensees, on a need-to-know basis for the sole purpose of performing its or its Affiliates’ obligations or exercising its or its Affiliates’ rights under this Agreement; provided that in each case, the disclosees are bound by written or professional obligations of confidentiality and non-use consistent with those contained in this Agreement;

(e) disclosure to any bona fide potential or actual investor, acquiror or merger partner or other potential or actual financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition or other business relationship; provided that in connection with such disclosure, the disclosing Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential; or

(f) complying with applicable Laws, including regulations promulgated by applicable security exchanges, court orders or administrative subpoenas or orders.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Sections 7.3 (c) or (f), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to assist the other Party, at such other Party’s expense, in obtaining a protective order preventing or limiting the required disclosure.

7.4 Publicity; Terms of Agreement.

(a) If either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld, except that in the case of a press release or governmental filing required by law, the disclosing Party shall provide the other Party with such advance notice as it reasonably can and shall not be required to obtain approval therefor. A Party commenting on such a proposed press release shall provide its comments, if any, within [...***...] after receiving the press release for review. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement or any amendment thereto that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 7.4, provided such information remains accurate as of such time.

(b) The Parties acknowledge that either or both Parties may be obligated to file under applicable Laws a copy of this Agreement with the U.S. Securities and Exchange Commission (“SEC”) or other Governmental Authorities. Each Party shall be entitled to make such a required filing, provided that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party and permitted by such Governmental Authority. In the event of any such filing, each Party will provide the other Party with a copy of the Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

7.5 Equitable Relief. Each Party acknowledges that its breach of this Article 7 may cause irreparable harm to the other Party, which cannot be reasonably or adequately compensated in damages in an action at law. By reasons thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 7 by the other Party.

7.6 Technical Publications. During the Term, Sanofi may not publish any Information related to a Compound or a Licensed Product (other than Information contained in a Patent within the Sanofi Technology that is published pursuant to applicable patent laws), without the prior written approval of Lumena, which approval will not be unreasonably withheld or delayed. Lumena may freely publish any Information related to a Compound or a Licensed Product provided that any such publication does not contain any Confidential Information of Sanofi, without the prior written consent of Sanofi, which consent will not be unreasonably withheld or delayed.

8. TERM AND TERMINATION

8.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 8, shall remain in effect on a country-by-country and Licensed Product-by-Licensed Product basis, until the expiration of the Royalty Term of such Licensed Product in such country (the “Term”).

8.2 Termination for Material Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within ninety (90) days from the date of such notice (or within ten (10) business days from the date of such notice in the event such material breach is solely based on the breaching Party’s failure to pay any amounts due hereunder) provided, however, in the case of a breach or violation that cannot be cured within such ninety (90) day period, the non-breaching Party may terminate this Agreement following such ninety (90) day period only if the breaching Party shall have failed to commence substantial remedial actions within such ninety (90) day period and to use best efforts to pursue the same. Any right to terminate under this Section 8.2 shall be stayed and the cure period tolled in the event that, during any cure period, the breaching Party shall have initiated dispute resolution in accordance with Article 11 with respect to the alleged breach, which stay and tolling shall last so long as the breaching Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings. Each Party shall be entitled to offset, against amounts payable to the other Party under this Agreement, any amounts of damages determined, in a final decision by the applicable court action or other legal proceeding, to be owed to such Party by the other Party based on the other Party’s material breach of this Agreement.

8.3 Termination Upon Insolvency. Either Party may terminate this Agreement upon written notice to the other Party, if, at any time, the other Party (a) files in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) is served with an involuntary petition against it, filed in any insolvency proceeding that is not dismissed within [...***...] after the filing thereof, or (c) makes an assignment of the assets associated with this Agreement for the benefit of its creditors.

8.4 Termination for Patent Challenge. Sanofi shall have the right to terminate this Agreement in its entirety or in part, on a country-by-country and Licensed Product-by-Licensed Product basis, at its election, immediately upon written notice to Lumena if Lumena or its Affiliates or their sublicensees or subcontractors of rights under this Agreement brings an action or proceeding that disputes the validity, of any Sanofi Patent anywhere in the Territory or files an opposition (or any equivalent action) against any of the Sanofi Patents anywhere in the Territory. Any such termination shall only become effective if Lumena, or such Affiliates or such sublicensees or subcontractors, as applicable, have not withdrawn such action before the end of the above notice period.

8.5 Termination by Lumena.

(a) Termination for Safety or Efficacy Failure. Lumena may terminate this Agreement in its entirety or on a country-by-country or Licensed Product-by-Licensed Product basis by providing written notice to Sanofi in the following circumstances: (a) if, after using its Diligent Efforts in accordance with Section 4.12, Lumena reasonably determines that it, or its Affiliates or sublicensees, as applicable, is precluded from proceeding with the first Phase 2B Clinical Trial for a Licensed Product within any of the Major Markets because of [...***...] (a “Safety Failure”); or (b) if, after using its Diligent Efforts in accordance with Section 4.12, Lumena reasonably determines that it, or its Affiliates or sublicensees, as applicable, is precluded from proceeding with a Phase 3 Clinical Trial within any of the Major Markets because of (i) a Safety Failure or (ii) [...***...]. Any dispute between the Parties as to whether or not any determination of Lumena pursuant to this Section 8.5 is “reasonable” shall be determined in accordance with Article 11.

(b) Termination for Reasons other than Safety. Lumena may terminate this Agreement in its entirety for any reason upon sixty (60) days prior written notice given at any time after the second anniversary of the Effective Date.

8.6 Effects of Termination of the Agreement. Upon any termination of this Agreement, in its entirety or on a country-by-country or Licensed Product-by-Licensed Product basis (other than termination by Lumena under Section 8.2):

(a) Termination of License to Lumena. All rights and licenses granted to Lumena hereunder shall terminate, but in the case of termination in part, only to the extent such licenses relate to the country(ies) and Licensed Product(s) that are the subject of such termination, and Sanofi shall have the rights pursuant to Section 2.3(d) with respect to the terminated country(ies) and Licensed Product(s). Section 2.9 will terminate.

(b) License to Sanofi. Lumena and its Affiliates shall and hereby does grant to Sanofi (effective only and automatically upon any termination pursuant to any of Sections 8.2 to 8.5, other than termination by Lumena under Section 8.2), an exclusive, royalty-bearing, license (with the right to grant sublicenses through multiple tiers) under (i) all inventions and Information (including all data, know-how, inventions, Regulatory Materials and Regulatory Approvals) generated by Lumena or its sublicensee or subcontractor under an agreement entered into pursuant to Section 2.3, that are related to the Licensed Product and are necessary or reasonably useful to Develop or Commercialize Licensed Products, and (ii) all Patents filed by Lumena or its Affiliates or sublicensees or subcontractors, as applicable, claiming Information described in (i) above (and in each of (i) and (ii), subject to any retained non-exclusive rights of such sublicensee or subcontractor to use such inventions and Information for internal or academic research purposes only), solely to Develop, make, have made, use, sell, offer for sale, import and otherwise Commercialize the terminated Licensed Product(s) in the Field, worldwide or in the terminated country(ies), as applicable, subject to Sanofi’s payment to Lumena of a royalty of [...***...] of Net Sales (applied to Sanofi in the same manner as applied to Lumena under Section 3.5); provided however in the event of termination of this Agreement by Lumena under Section 8.5(b), the license granted in this Section 8.6(b) shall be [...***...].

(c) Trademarks. Lumena and its Affiliates shall assign to Sanofi all right, title and interest in and to any and all trademarks for the terminated Licensed Product(s), including any pending trademark applications for such trademarks, worldwide, or in the terminated country(ies), as applicable (excluding any trademarks that include any corporate name or logo of Lumena or its Affiliates).

(d) Regulatory Materials; Data. As permitted by applicable Laws, Lumena shall transfer and hereby assigns to Sanofi all Regulatory Materials and Regulatory Approvals, worldwide, or in the terminated country(ies), as applicable.

(e) Ongoing Clinical Trials. If this Agreement is terminated while any clinical trial is ongoing, Lumena shall notify Sanofi of its decision either to continue or wind down all such trials. The Parties shall negotiate in good faith and adopt a plan to wind-down the development activities in an orderly fashion (not to exceed [...***...]) or, at Sanofi’s election, promptly transition such development activities to Sanofi, with due regard for patient safety and the rights of any subjects that are participants in any clinical trials of any terminated Licensed Products, and take any actions it deems reasonably necessary or appropriate to avoid any human health or safety problems and in compliance with all applicable laws.

(f) Transition Assistance. Promptly upon request by Sanofi, but in no event commencing later than [...***...] after the effective date of termination or expiration, Lumena shall provide such assistance, at Sanofi’s expense (except in the event of termination by Sanofi pursuant to Section 8.2, or Lumena pursuant to Section 8.5(b), in which case such assistance shall be provided at Lumena’s expense), as may be reasonably necessary or useful for Sanofi to commence or continue Developing, Manufacturing or Commercializing the terminated Licensed Product(s) in the terminated country(ies) to the extent Lumena is then performing or having performed such activities, including transferring to Sanofi as permitted, upon request of Sanofi, any agreements or arrangements with Third Party vendors to Develop, Manufacture, distribute, sell or otherwise Commercialize such Licensed Product(s).

(g) Know-How Transfer. Promptly upon request by Sanofi, but in no event commencing later than [...***...] after the effective date of termination or expiration, Lumena shall work with Sanofi to facilitate the timely transfer to Sanofi of all Information licensed to Sanofi under Section 8.6(b).

(h) Remaining Inventories. If this Agreement is terminated in its entirety, Lumena or its Affiliates or their subcontractors or sublicensees, to the extent that such parties continue to have stocks of usable Licensed Products, may continue to fulfill orders received for Licensed Products in the Field until [...***...] following the date of termination. For Licensed Products sold by Lumena or its Affiliates or their subcontractors or sublicensees after the effective date of a termination, Lumena shall continue to pay Royalties pursuant to Section 3.5(a). Prior to the end of such [...***...] period, Lumena shall provide Sanofi with a written notice of an estimate of the quantity of Licensed Products (or components thereof) and shelf life remaining in the inventory of Lumena at the end of such [...***...] period and Sanofi shall have the right to purchase any or all of the inventory of Licensed Products (or components thereof) held by Lumena as of the date of such termination (that are not committed to be supplied to any Third Party or sublicensee or subcontractor, in the ordinary course of business, as of the date of termination) at a price of [...***...] of COGS.

8.7 Effects of Termination of the Agreement by Lumena under Section 8.2. Upon any termination of this Agreement by Lumena under Section 8.2:

(a) Any licenses granted to Sanofi under this Agreement, Sanofi’s rights under Sections 2.3(iii), 2.7 and 2.8, and Section 2.9, will terminate automatically.

(b) At Lumena’s election, the licenses granted to Lumena in Section 2.1 and 2.2 will continue in full force and effect subject to the royalty obligations and adjustments in Section 3.5, and Lumena’s obligations under Section 4.12 will terminate.

8.8 Damages; Relief. Termination of this Agreement shall not preclude either Party from claiming any other damages, compensation or relief that it may be entitled to upon such termination.

8.9 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Articles 1, 8, 11 and 12 and Sections 2.6, 3.5(b) (final sentence only), 7.1 (for the term stated therein), 7.2, 7.3, 7.4, 7.5, 9.3(c), 9.6, 10.1, 10.2 and 10.3 (for 6 years).

9. REPRESENTATIONS AND WARRANTIES AND COVENANTS

9.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date, (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflicts. The execution and delivery of this Agreement, and the performance by such Party of its obligations under this Agreement, including the grant of rights and licenses to the other Party pursuant to this Agreement, does not and will not: (i) conflict with, nor result in any violation of or default under, any instrument, judgment, order, writ, decree, contract or provision to which such Party is bound; (ii) give rise to the suspension, revocation, impairment, forfeiture or non-renewal of any material permit, license, authorization or approval that applies to such Party, its business or operations or any of its assets or properties; or (iii) conflict with any rights granted by such Party to any Third Party or breach any obligation that such Party has to any Third Party.

9.2 Representations and Warranties of Lumena. Lumena represents and warrants to Sanofi that:

(a) Capitalization.

(i) The authorized capital stock of Lumena, as of immediately prior to the Effective Date, consists of (i) thirty-one million five hundred thousand (31,500,000) shares of Common Stock, par value $0.001 per share, of which five hundred seven thousand (507,000) are issued and outstanding, and (ii) twenty-seven million (27,000,000) shares of Preferred Stock, par value $0.001 per share, (x) twenty-four million (24,000,000) of which are designated Series A Preferred Stock, of which eight million three hundred forty-one thousand two hundred six (8,341,206) are issued and outstanding and (y) three million (3,000,000) of which are designated Series A-1 Preferred Stock, of which no shares are issued and outstanding. Under Lumena’s 2012 Equity Incentive Plan, as of immediately prior to the Effective Date, three million seven hundred thirty-seven thousand (3,737,000) shares of Common Stock are reserved for issuance to officers, directors, employees or consultants of Lumena.

(ii) All issued and outstanding shares of Lumena’s voting stock (i) have been duly authorized and validly issued and are fully paid and nonassessable, and (ii) were issued in compliance with all applicable state and federal laws concerning the issuance of securities.

(iii) The rights, preferences, privileges and restrictions of the Series A-1 Preferred Shares will be no less favorable to Sanofi than those contained in Exhibit 1.43. The shares of Series A-1 Preferred Stock are convertible into shares of Common Stock (such shares of Common Stock, the “Conversion Shares”) on a one-for-one basis as of the date hereof. The consummation of the transactions contemplated hereunder will not result in any anti-dilution adjustment or other similar adjustment to any outstanding shares of capital stock of Lumena. The Conversion Shares have been duly and validly reserved for issuance. When issued in compliance with the provisions of this Agreement and Lumena’s Amended and Restated Certificate of Incorporation (the “Charter”), the shares of Series A-1 Preferred Stock and the Conversion Shares will be validly issued, fully paid and nonassessable, and will be free of any liens, restrictions or other encumbrances other than (i) liens and encumbrances created by or imposed upon Sanofi, (ii) any right of first refusal set forth in Lumena’s Bylaws and (iii) restrictions set forth in this Agreement, the Series A Agreements or the Charter; provided, however, that the shares of Series A-1 Preferred Stock and the Conversion Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time a transfer is proposed. The sale of the shares of Series A-1 Preferred Stock to Sanofi hereunder and the subsequent conversion of the shares of Series A-I Preferred Stock into Conversion Shares are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. The Series A Agreements and the Charter are attached hereto as Exhibit 9.2(a).

(b) Financial Statements. Attached hereto as Exhibit 9.2(b) is Lumena’s unaudited balance sheet as of the Effective Date.

(c) Offering Valid. Assuming the accuracy of the representations and warranties of Sanofi contained in Section 9.3 hereof, the offer, sale and issuance of the Shares and the Conversion Shares will be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither Lumena nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the Shares to any person or persons so as to bring the sale of such Shares by Lumena within the registration provisions of the Securities Act or any state securities laws.

(d) Full Disclosure. None of this Agreement, the exhibits hereto, or any other document delivered by Lumena to Sanofi or its attorneys or agents in connection herewith or therewith or with the transactions contemplated hereby or thereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

9.3 Sanofi Representations and Warranties. Sanofi represents and warrants to Lumena that:

(a) Purchase Entirely for Own Account. The Series A-1 Preferred Stock to be acquired by Sanofi will be acquired for investment for Sanofi’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Sanofi has no present intention of selling, granting any participation in, or otherwise distributing the same. Sanofi does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Series A-1 Preferred Stock.

(b) Disclosure of Information. Sanofi has had an opportunity to discuss Lumena’s business, management, financial affairs and the terms and conditions of the offering of the Series A-1 Preferred Stock with Lumena’s management.

(c) Restricted Securities. Sanofi understands that the Series A-1 Preferred Stock have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Sanofi’s representations as expressed herein. Sanofi understands that the Series A-1 Preferred Stock are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Sanofi must hold such shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Sanofi acknowledges that Lumena has no obligation to register or qualify the Series A-1 Preferred Stock, or any shares into which such shares may be converted, for resale except as set forth in the Series A Agreements. Sanofi further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Series A-1 Preferred Stock, and on requirements relating to Lumena which are outside of the Sanofi’s control, and which Lumena is under no obligation and may not be able to satisfy.

(d) No Public Market. Sanofi understands that no public market now exists for the Series A-1 Preferred Stock, and that Lumena has made no assurances that a public market will ever exist for such shares.

(e) Accredited Investor. Sanofi is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

(f) Legends. Sanofi understands that the stock certificates for the Series A-1 Preferred Stock and any securities issued in respect of or exchange for such shares, may bear one or all of the following or similar legends:

(1)

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933”.

(2)	Any legend set forth in, or required by, the Series A Agreements.

(3)	Any legend required by the securities laws of any state to the extent such laws are applicable to such shares represented by the certificate so legended.

9.4 Additional Representations, Warranties and Covenants of Sanofi. Sanofi represents, warrants and covenants to Lumena that, as of the Effective Date:

(a) Sanofi is the sole and exclusive owner of the Sanofi Patents free and clear of all liens and Sanofi has the right to grant the licenses to the Sanofi Patents that it purports to grant hereunder.

(b) The [...***...] conform to the applicable specifications as described in Exhibit 4.3.

9.5 Covenants. Each Party covenants to the other Party as follows:

(a) No Debarment. In the course of the Development or Manufacture of Licensed Products or manufacture of Compounds, neither Party, nor its Affiliates or their sublicensees or subcontractors have used or shall use any employee or consultant who has been debarred by any Regulatory Authority or, to such Party’s or its Affiliates’ Knowledge, is the subject of debarment proceedings by a Regulatory Authority. Lumena shall notify Sanofi promptly upon becoming aware that any of its or its Affiliates’ employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b) Compliance. Lumena and its Affiliates shall comply in all material respects with all applicable Laws in the Development, Manufacture and Commercialization of the Licensed Product, and Sanofi and its Affiliates shall comply in all material respects with all applicable Laws in the manufacture of Compound and performance of the CMC Activities with respect to Compound, prior to the execution by the Parties of a Supply Agreement, in each case including the statutes, regulations and written directives of the FDA, the EMA and any other Regulatory Authorities, the Federal Food, Drug & Cosmetic Act, as amended, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 U.S.C. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 U.S.C. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

9.6 Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

10. INDEMNIFICATION AND LIMITATION OF LIABILITY

10.1 Indemnification.

(a) Indemnification by Lumena. Lumena shall defend, indemnify, and hold Sanofi and its Affiliates and their respective officers, directors, employees, and agents (the “Sanofi Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Sanofi Indemnitees, all to the extent resulting from claims, suits, proceedings, or causes of action brought by such Third Party (“Claims”) against such Sanofi Indemnitees that arise from or are based on: (i) the Development, Manufacture or Commercialization of Licensed Products, or performance of the CMC Activities or the manufacture of Compounds, by or on behalf of Lumena or its Affiliates or its or their sublicensees or subcontractors (excluding in all cases Sanofi or its Affiliates); (ii) the breach of any of Lumena’s obligations under this Agreement including Lumena’s representations, warranties or covenants set forth herein; or (iii) the willful misconduct or negligent acts of Lumena or any of its Affiliates or any of its or their respective officers, directors, employees or agents.

(b) Indemnification by Sanofi. Sanofi shall defend, indemnify, and hold Lumena and its Affiliates and their respective officers, directors, employees, and agents (the “Lumena Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such Lumena Indemnitees, all to the extent resulting from Claims against such Lumena Indemnitees that arise from or are based on: (i) the performance by or on behalf of Sanofi of the CMC Activities with respect to the Additional Existing Materials, (ii) the Development, manufacture or Commercialization of Licensed Products by or on behalf of Sanofi or its Affiliates or its or their sublicensees or subcontractors under any license granted pursuant to Section 8.6(b), (iii) the breach of any of Sanofi’s obligations under this Agreement including of Sanofi’s representations, warranties or covenants set forth herein; or (iv) the willful misconduct or negligent acts of Sanofi or any of its Affiliates or any of its or their respective officers, directors, employees or agents. The foregoing indemnity obligation shall not apply to the extent to the extent that any of the Claims arises from, is based on, or results from any activity set forth in Section 10.1(a)(i), (ii) or (iii) for which Lumena is obligated to indemnify the Sanofi Indemnitees under Section 10.1(a).

(c) Indemnification Procedures. The Party seeking indemnification (individually, the “Indemnified Party”), shall promptly notify the other Party (the “Indemnifying Party”) in writing of the Claim. Such Claim for indemnity shall indicate the nature of the Claim and the basis therefor. Promptly after a Claim is made for which the Indemnified Party seeks indemnity, the Indemnified Party shall permit the Indemnifying Party, at its option and expense, to assume the complete defense of such Claim, provided that (i) the Indemnified Party will have the right to participate in the defense of any such Claim at its own cost and expense, (ii) the Indemnifying Party will conduct the defense of any such Claim with due regard for the business interests and potential related liabilities of the Indemnified Party, and (iii) the Indemnifying Party will not agree to any settlement that would admit liability on the part of the Indemnified Party or involve relief other than payment of money, without the approval of the Indemnified Party, not to be unreasonably withheld; and provided, further, that if it is reasonably likely that the Parties may have conflicting interests or if it is otherwise not advisable under applicable legal and ethical requirements for the Indemnifying Party’s defense counsel to represent both Parties, separate independent counsel shall be retained for each Party at its own expense. The Indemnifying Party will not, in defense of any such Claim, except with the consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party of a release from all liability in respect thereof. After notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Claim, the Indemnifying Party shall be liable to the Indemnified Party for such legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof at the request of the Indemnifying Party. As to those Claims with respect to which the Indemnifying Party does not elect to assume control of the defense, the Indemnified Party will afford the Indemnifying Party an opportunity to participate in such defense at the Indemnifying Party’s own cost and expense, and will not settle or otherwise dispose of any of the same without the consent of the Indemnifying Party.

10.2 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 10.2 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 10.1 OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 7.

10.3 Insurance. Each Party shall procure and maintain insurance, including product liability insurance, with respect to its activities hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which any Product is being clinically tested in human subjects or commercially distributed or sold. Each Party shall provide the other Party with evidence of such insurance upon request and shall provide the other Party with written notice at least thirty (30) days prior to the cancellation, non-renewal or material changes in such insurance. It is understood that such insurance shall not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 10.

11. DISPUTE RESOLUTION

11.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 11 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

11.2 Internal Resolution; Mediation. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [...***...] after such dispute is first notified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers (or their designees) for attempted resolution by good faith negotiations within [...***...] after such notice is received, including at least [...***...] in person [...***...] of the Executive Officers within [...***...] after such notice is received. If the Executive Officers of the Parties are not able to resolve such disputed matter within [...***...] and either Party wishes to pursue the matter, the Parties agree to submit the disputed matter for non-binding mediation (with the understanding that the role of the mediator shall not be to render a decision but to assist the Parties in reaching a mutually acceptable resolution), for a period of not more than [...***...].

11.3 Binding Arbitration. If the disputed matter is not resolved by non-binding mediation under Section 11.2 within [...***...] and either Party wishes to pursue the matter, each such dispute, controversy or claim, subject to Section 11.4, shall be finally resolved by binding arbitration administered by the International Chamber of Commerce (“ICC”) pursuant to its Dispute Resolution Rules then in effect, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The Parties agree that:

(a) The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business. Within [...***...] after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within [...***...] of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the ICC. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

(b) Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damage. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration, unless the arbitrators determine that a Party has incurred unreasonable expense due to vexatious or bad faith position taken by the other Party, in which event, the arbitrators may make an award of all or any portion of such expenses so incurred.

(c) Reasons for the arbitrators’ decisions should be complete and explicit, including reasonable determinations of law and fact. The written reasons should also include the basis for any damages awarded and a statement of how the damages were calculated. Such a written decision shall be rendered by the arbitrators following a full comprehensive hearing, no later than [...***...] following the selection of the arbitrators under Section 11.3(a).

(d) Except to the extent necessary to confirm an award or as may be required by applicable Laws, neither Party nor any arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations.

11.4 Patent Disputes. Notwithstanding Section 11.3, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent covering the manufacturing, use, importation, offer for sale or sale of a Licensed Product shall be submitted to a court of competent jurisdiction in the country in which such Patent was granted.

12. MISCELLANEOUS

12.1 Entire Agreement; Amendments. This Agreement, including the Exhibits hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.2 Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement to the extent that such performance is prevented by force majeure (as defined below) and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, “force majeure” shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorism, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, the payment of amounts due and owing hereunder shall in no event be delayed by the payor because of a force majeure affecting the payor.

12.3 Notices. Any notices given under this Agreement shall be in writing, addressed to the Parties at the following addresses, and delivered by person, by facsimile (with receipt confirmation), or by FedEx or other reputable courier service. Any such notice shall be deemed to have been given: (a) as of the day of personal delivery; (b) one (1) day after the date sent by facsimile service; or (c) on the day of successful delivery to the other Party confirmed by the courier service. Unless otherwise specified in writing, the mailing addresses of the Parties shall be as described below.

If to Lumena:

Lumena Pharmaceuticals, Inc.

C/O Pappas Ventures

2520 Meridian Parkway, Suite 400

Durham

NC 27713

Attention: Mike Grey

With copies (which shall not constitute notice) to:

Cooley LLP

4401 Eastgate Mall

San Diego

CA 92121-1909

Attention: Jason Kent

FAX: +1 858 550 6420

If to Sanofi:

Sanofi

54 rue la Boétie

75008 Paris

France

Attention: General Counsel

FAX: +33 1 53 77 43 03

With a copy (which shall not constitute notice) to:

Sanofi

9 Rue du Président Allende 94256 Gentilly Cedex

France

Attention: License Management

FAX: +33 1 53 77 48 51

12.4 Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to its Affiliates, including in connection with any re-domiciling of such Party or its Affiliates, or, subject to Sanofi’s rights in Section 2.8, to a Third Party successor to substantially all of the business of such Party to which this Agreement relates (such Third Party, an “Acquiror”), whether in a merger, sale of stock, sale of assets or other transaction. Any permitted assignment shall be binding on the successors of the assigning Party and any Acquiror or successor or assignee of a Party’s rights and/or obligations hereunder shall, in writing to the other Party, expressly assume performance of such Party’s rights and/or obligations under this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.4 shall be null, void and of no legal effect.

12.5 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

12.6 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.7 Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

12.8 No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

12.9 Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

12.10 Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, U.S., without regard to conflicts of law rules.

12.11 Construction of this Agreement. When used in this Agreement, “including” means “including without limitation”. References to either Party include the successors and permitted assigns of that Party. The headings of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The Parties have each consulted counsel of their choice regarding this Agreement and have jointly prepared this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, then the terms of this Agreement shall govern. This Agreement has been prepared in the English language and English shall control its interpretation.

12.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Counterparts may be signed and delivered by facsimile, or electronically in PDF format, each of which shall be binding when sent.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the Effective Date.

LUMENA PHARMACEUTICALS, INC.		SANOFI-AVENTIS DEUTSCHLAND GMBH

/s/ M G Grey

By:	M G Grey	By:	/s/
Title:	President & CEO	Title:	General Manager R & D
Date:	September 27, 2012	Date:	27.09.2012

		By:	/s/ Klaus Menken
		Title:	Dr. Klaus Menken
		Date:	27.09.2012

Exhibit 1.39

Sanofi Know-How

[Attached]

[…***…]

Exhibit 1.40

Sanofi Patents

Sanofi Reference	Country	Filing date	Filing number	Publication date	Grant date	Grant no.
[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]	[...***...]

Exhibit 1.43

Series A-1 Preferred Stock

The Series A-1 Preferred Stock will have terms substantially equivalent to the Series A Preferred Stock except for the following: (i) the holders of the Series A-1 Preferred Stock shall have the information rights substantially equivalent to those set forth below under “Information Rights”, (ii) the liquidation preference of the Series A Preferred Stock shall be senior to the liquidation preference of the Series A-1 Preferred Stock, and (iii) the Series A-1 Preferred Stock shall be non-voting except as to matters required by law and provisions commonly known as protective provisions substantially equivalent to those set forth below under “Protective Provisions”.

Information Rights.

(i) Delivery of Financial Statements. As long as Sanofi owns not less than fifty percent (50%) of the Series A-1 Preferred Stock it is receiving under this Agreement (or an equivalent amount of Common Stock issued upon conversion thereof), Lumena shall deliver to Sanofi: audited annual and audited or unaudited quarterly financial statements, and other financial information as determined by Lumena’s Board of Directors (the “Board”) and as received by any other stockholders, such as budgets and capitalization information; provided, however, that Lumena shall not be obligated under this Section to provide information (a) that Lumena reasonably determines in good faith to be a trade secret or confidential information (unless covered by an enforceable confidentiality agreement, in form acceptable to Lumena) or (b) the disclosure of which would adversely affect the attorney-client privilege between Lumena and its counsel. Notwithstanding the foregoing, Lumena may cease providing the information set forth in this Section during the period starting with the date sixty (60) days before Lumena’s good-faith estimate of the date of filing of a registration statement if it reasonably concludes it must do so to comply with the United States Securities and Exchange Commission rules applicable to such registration statement and related offering; provided that Lumena’s obligations under this Section shall be reinstated at such time as Lumena is no longer actively employing its commercially reasonable efforts to cause such registration statement to become effective.

(ii) Termination of Information Rights. The covenants set forth in Section (i) shall terminate and be of no further force or effect (a) when Lumena first becomes subject to the periodic reporting requirements of Section 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended, or successor provisions or (b) upon a Deemed Liquidation Event, as such term (or comparable term) is defined in Lumena’s Charter, or (c) if the License Agreement between Sanofi and Lumena is terminated by Lumena for material breach by Sanofi, whichever event occurs first.

(iii) Confidentiality. Sanofi agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in Lumena) any confidential information obtained from Lumena pursuant to the terms of this Agreement (including information obtained pursuant to Section (i) above, and notice of Lumena’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section by Sanofi), (b) is or has been independently developed or conceived by Sanofi without use of Lumena’s confidential information, or (c) is or has been made known or disclosed to Sanofi by a third party without a breach of any obligation of confidentiality such third party may have to Lumena; provided, however, that Sanofi may disclose confidential information received under Section (i) above (w) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in Lumena; (x) to any prospective purchaser from Sanofi of capital stock of Lumena, if such prospective purchaser agrees in form acceptable to Lumena to be bound by the provisions of this Section (unless Lumena determines that such disclosure may result in disclosure of trade secrets or a conflict of interest, or if the receiving party is a competitor of Lumena); or (y) as may otherwise be required by law, provided that Sanofi promptly notifies Lumena of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

Protective Provisions

At any time when shares of Series A-1 Preferred Stock are outstanding, Lumena shall not, without the consent of the holders of at least 80% of the outstanding Series A-1 Preferred Stock, voting as a separate class, amend Lumena’s Charter or Bylaws if the proposed amendment would alter or change the powers, preferences, or special rights of the Series A-1 Preferred Stock so as to affect them adversely; provided, however, that if any proposed amendment would alter or change the powers, preferences or special rights of one or more series of Lumena’s preferred stock, including the Series A-1 Preferred Stock, so as to affect them adversely, then the shares of the series of preferred stock so affected by the amendment, including the Series A-1 Preferred Stock, shall vote together as a single class on the proposed amendment and the Series A-1 Preferred Stock shall not be entitled to vote as a separate class on such proposed amendment, unless otherwise required by the Delaware General Corporation Law.

Exhibit 4.2

Initial Materials Specifications

Specifications for SAR 548304B drug substance (Batch [...***...])

Table 1 lists the tests to be performed for release. The tests have to be carried out with each batch unless period testing is indicated.

An additional column indicates the tests to be performed for retest.

The acceptance criteria are valid for release and retest, unless otherwise indicated.

References to pharmacopoeial analytical procedures and acceptance criteria are made to the current versions of the pharmacopoeias including their supplements. In cases where more than one pharmacopoeia is referred to, all requirements have to be fulfilled

Table 1— Specifications for SAR 548304B drug substance; batch [...***...]

Test	Analytical procedure reference	Acceptance Criteria	Retest
[...***...]	[...***...]	[...***...]	[...***...]

Results of Analysis for SAR 548304B drug substance for Batch [...***...]

[...***...]

Exhibit 4.3

Additional Existing Materials

Quantities & Specifications:

•	[...***...]

CMC Activities:

•	[...***...]

1

Exhibit 4.5

Development Plan

SAR548304 is [...***...]

In this document, the development of SAR548304 is described in general terms from licensing through the FDA NDA submission. The anticipated steps in the clinical and regulatory development of SAR548304 are as follows:

[...***...]

Exhibit 5.2

Supply Terms

Parties	LUMENA SANOFI AVENTIS DEUTSCHLAND GMBH

Compound	SAR-548304 and [...***...].

PRE-COMMERCIAL SUPPLY

Pre-commercial Supply	[...***...]

Pricing Quotation

[...***...]

The quotation is subject to further negotiation by the parties provided however that the costs associated with the activities and other items outlined in the quotation represent the maximum cost for such activities and items. .

LUMENA and SANOFI will cooperate to reduce the cost for supply of SAR548304.

Order	Any Purchase Orders for [...***...] placed by LUMENA, shall be placed on the understanding that [...***...]

Liability

[...***...]

In no event shall either party be liable to the other party for [...***...]

Liability for missing quantities of Compound

(a) In the event that the amount of Compound delivered by SANOFI to LUMENA for a Purchase Order is below [...***...] of the ordered quantity, [...***...]

(b) Should LUMENA elect (i) under paragraph (a) above, [...***...]

(c) [...***...]

Liability for non-conforming Compound and latent defect

If LUMENA discovers a nonconformance of any Compound with the specifications attributable to Sanofi or its Affiliates, sublicensees or subcontractors, LUMENA shall contact SANOFI and [...***...]

As soon as LUMENA discovers a latent defect (i.e. defects that are not discoverable upon reasonable physical inspection or reasonable testing) in any Compound, it shall notify SANOFI of the batches containing such latent defect within [...***...]

The parties shall cooperate in good faith to resolve any disputes arising in connection with the preceding sections, and, in the event that the parties are unable to resolve such dispute within [...***...] from the date of LUMENA’s notice, then the parties shall jointly appoint an independent expert. The appointed expert will resolve such dispute. The determination of the expert shall be final and binding. [...***...]

In the event of non-conformance of a Compound or a latent defect duly evidenced to be attributable to SANOFI or its Affiliates, sublicensees or subcontractors, SANOFI’s sole liability with respect thereto shall be limited, [...***...]

In the event the replacement delivery is still not in compliance with the technical and quality specifications, due to SANOFI’s or any of its Affiliates, sublicensees or subcontractors negligence or mistake, [...***...]

Limitation of Liability.

In no event shall SANOFI’s total aggregate liability for any loss or damage suffered by LUMENA as a result of a breach exceed, [...***...]

Indemnification

SANOFI shall be liable for and agrees to indemnify and save LUMENA, its affiliates and their directors, officers, employees, and agents, harmless against any and all liability, damages, demands, claims, actions, proceedings, suits, judgments, costs, losses, and expenses that may be brought by a third-party (hereinafter referred to as “Claims”) against LUMENA, as a direct result of any breach by SANOFI of its obligations or warranties hereunder, except to the extent that such Claims are due to the negligence, gross negligence, or intentional misconduct of LUMENA.

LUMENA shall be liable for and agrees to indemnify and save SANOFI (including its affiliated companies), its directors, officers, employees and agents harmless against any and all liability, damages, demands, claims, actions, proceedings, suits, judgments, costs, losses, and expenses that may be brought by a third-party (hereinafter referred to as “Claims”) against SANOFI as a direct result of any breach by LUMENA of its obligations or warranties hereunder, except to the extent that such Claims are due to the negligence, gross negligence, or intentional misconduct of SANOFI.

If either party expects to seek indemnification under this Agreement with respect to a Claim, made, or filed, the party seeking indemnification shall :

i)   promptly give notice to the other party of any such Claim against it, such Claim forming the basis of indemnification under this Agreement, and

ii)  fully cooperate with the other party in the investigation and defence of all such Claim.

The indemnifying party shall have the option to assume the other party’s defence in any such Claim with counsel reasonably satisfactory to the other party. No settlement or compromise shall be binding on a party hereto without such party’s prior written consent, which will not be unreasonably withheld. The party seeking indemnification shall have the right of appearance of counsel of its own selection, at its own cost and expense.

Termination

Either party may terminate the Pre-Commercial Supply Agreement, without prejudice to any claim for damages, if [...***...]

LUMENA may terminate the Pre-Commercial Supply Agreement for convenience at any time upon [...***...] and LUMENA shall pay SANOFI [...***...]

If LUMENA discontinues the development of Licensed Product, then [...***...]

If LUMENA terminates the Pre-Commercial Supply Agreement for material breach by SANOFI after the remedy period, then [...***...]

Either party may immediately terminate the Pre-Commercial Supply Agreement, by written notice to the other party in the following events:

a)  [...***...]

b)  [...***...]

Effects of expiry or early termination

Upon early termination of the Pre-Commercial Supply Agreement by LUMENA for breach by SANOFI, [...***...]

Upon early termination of the Pre-Commercial Supply Agreement by LUMENA if LUMENA decides to stop the development of the Licensed Product, for insolvency or bankruptcy of SANOFI, or a force majeure event or for convenience, [...***...]

Upon any early termination SANOFI shall:

(i) [...***...]

(ii)  [...***...]

Upon early termination of the Pre-Commercial Supply Agreement by SANOFI due to a breach by LUMENA, [...***...]

COMMERCIAL SUPPLY
Commercial Supply	At LUMENA’S discretion, LUMENA may elect to provide SANOFI with a request for proposal for the commercial supply of Compound. If LUMENA provides such request, SANOFI will evaluate the request for proposal and issue a quotation within [...***...] of receipt of LUMENA’s request for proposal, for industrial supply of Compound with the manufacturing process used for the manufacture and supply of the commercial Compound.

Term	• [...***...]

Minimum Annual Volume Commitment	LUMENA shall commit to purchase and SANOFI shall supply LUMENA with an annual minimum quantity of Compound to be agreed upon by the Parties, such minimum quantity to represent at least [...***...] of LUMENA’s annual total requirements of Compound.

Order	Purchase Order for the first delivery of commercial supply to be placed at least [...***...] before the first delivery of the commercial Compound to LUMENA.

Pricing

•  The initial price is currently estimated at [...***...] per kilogram of Compound for a minimum supply of [...***...]. If a smaller quantity is requested by LUMENA, the price may be adjusted accordingly to reflect any loss of economy of scale.

• Such price will be adjusted after [...***...]

•  In no event shall SANOFI be obligated to sell at a price below [...***...]

•  Revision of such price during the term will be limited to [...***...]

•  Quotation for specific quantities upon request.

Qualification of a second source supplier	[...***...] The Transfer of Technology shall be performed as defined below.

Failure to supply	• A failure to supply shall be deemed to exist if [...***...] • In the event the failure to supply continues after the remedy period agreed upon by the parties, [...***...]

Forecast	• [...***...]

Manufacturing Changes	• [...***...]

TERMS APPLICABLE TO BOTH PRE-COMMERCIAL AND COMMERCIAL SUPPLY AGREEMENTS

Delivery	[...***...]

Transfer of Technology	SANOFI shall transfer the process data package within [...***...] of request by LUMENA as applicable and will ensure all necessary assistance to support the transfer of the process to LUMENA at LUMENA’s cost for any assistance and support which shall not exceed of [...***...] FTEs for [...***...].

Payment	SANOFI shall invoice LUMENA promptly following the delivery of Compound to LUMENA. LUMENA shall pay such invoice no later than net [...***...] from the invoice date.

Representations and Warranties	Standard representations and warranties from each party appropriate to each party’s respective obligations, including a warranty from SANOFI that the Compound will meet the defined specifications and be manufactured in accordance with all laws and regulations including cGMP applicable to the manufacturing site.

Indemnity and insurance

•  Mutual rights to indemnification (defend, indemnify and hold harmless) from damages and liabilities arising from a claim or a demand of a third party based on areas of responsibility as will be defined in the definitive agreement.

•  Each party will indemnify the other party for (i) breaches of representations and warranties, (ii) applicable law, including cGMP, and (iii) negligence or willful misconduct.

•  Standard insurance provisions.

General Provisions	The definitive agreement contemplated by SANOFI and LUMENA will contain the terms and conditions that are usual and customary in supply agreements, including but not limited to confidentiality, intellectual property, regulatory compliance, QA audit rights, warranties etc.

Quality Agreement	Contemporaneously with the execution of the supply agreements, the parties will enter into customary quality agreements.

Exhibit 9.2(a)

Series A Agreements; Charter

[Attached]

LUMENA PHARMACEUTICALS, INC.

INVESTOR RIGHTS AGREEMENT

THIS INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 19th day of June, 2012, by and among LUMENA PHARMACEUTICALS, INC., a Delaware corporation (the “Company”), and the entities listed on EXHIBIT A hereto (each, an “Investor” and together the “Investors”).

RECITALS

WHEREAS, the Investors are purchasing shares of the Company’s Series A Preferred Stock (the “Series A Preferred”) pursuant to that certain Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);

WHEREAS, pursuant to agreements for the acquisition or licensing of technology or intellectual property by the Company (each such agreement, a “Strategic Agreement”), the Company will issue to certain third parties shares of the Company’s Series A-1 Preferred Stock (the “Series A-1 Preferred”) concurrent with the Financing and may issue to an additional third party shares of Series A-1 Preferred in the future;

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the Financing, the parties desire to enter into this Agreement in order to grant registration rights, information rights and other rights to the Investors as set forth below.

NOW, THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

(a) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(b) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(c) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.9 hereof.

1.

(d) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(e) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(f) “Registrable Securities” means (a) Common Stock of the Company issuable or issued upon conversion of the Shares, (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities and (c) any other Common Stock of the Company that may be held from time to time by the Investors. Notwithstanding the foregoing, Registrable Securities shall not include any securities (i) sold by a person to the public either pursuant to a registration statement or Rule 144 or (ii) sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(g) “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued and outstanding or (b) are issuable pursuant to then exercisable or convertible securities.

(h) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed $25,000 of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(i) “SEC” or “Commission” means the Securities and Exchange Commission.

(j) “Securities Act” shall mean the Securities Act of 1933, as amended.

(k) “Selling Expenses” shall mean all underwriting discounts and selling commissions applicable to the sale.

(1) “Shares” shall mean the Series A Preferred issued pursuant to the Purchase Agreement and the Series A-1 Preferred issued pursuant to Strategic Agreements.

(m) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, any registration statements related to the issuance or resale of securities issued in such a transaction or (iii) a registration related to stock issued upon conversion of debt securities.

2.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER.

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144, except in unusual circumstances. After its Initial Offering, the Company will not require any transferee pursuant to Rule 144 to be bound by the terms of this Agreement if the shares so transferred do not remain Registrable Securities hereunder following such transfer.

(b) Notwithstanding the provisions of subsection (a) above, no such restriction shall apply to a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) a partnership transferring to one or more affiliated partnerships or funds managed by it or any of its respective directors, officers or partners, (C) a corporation transferring to a wholly-owned subsidiary or a parent corporation that owns all of the capital stock of the Holder, (D) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (E) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided that in each case the transferee will agree in writing to be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall be stamped or otherwise imprinted with legends substantially similar to the following (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

3.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Company has completed its Initial Offering and the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification and legend, provided that the second legend listed above shall be removed only at such time as the Holder of such certificate is no longer subject to any restrictions hereunder.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of at least 62% of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act covering the registration of at least 25% of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000, then the Company shall, within 15 days of the receipt thereof, give written notice of such request to all Holders, and, subject to the limitations of this Section 2.2, as soon as practicable, and in any event within sixty days after the date such request is given by the Initiating Holders, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, and effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that all Holders request to be registered.

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter

4.

or underwriters selected for such underwriting by the Holders of at least 62% of the Registrable Securities held by all Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company in writing that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration. Any Registrable Securities excluded or withdrawn from such underwriting shall he withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to the earlier of (A) the fifth anniversary of the date of this Agreement or (B) of the expiration of the restrictions on transfer set forth in Section 2.11 following the Initial Offering;

(ii) after the Company has effected two registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date 180 days following the effective date of the registration statement pertaining to a public offering, other than pursuant to a Special Registration Statement; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within 30 days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement for a public offering, other than pursuant to a Special Registration Statement within 90 days;

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2 a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company (the “Board”), it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any 12 month period;

(vi) if the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 2.4 below; or

5.

(vii) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least 15 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within 15 days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement of which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder to include Registrable Securities in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Holders on a pro rata basis based on the total number of Registrable Securities held by the Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis; provided, however, that no such reduction shall reduce the amount of securities of the selling Holders included in the registration below 30% of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding clause. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by Holders without the written consent of Holders of not less than at least 62% of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least 10 business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members, retired members and stockholders of such Holder, or the estates and family members of any such

6.

partners, retired partners, members and retired members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 whether or not any Holder has elected to include securities in such registration, and shall promptly notify any Holder that has elected to include shares in such registration of such termination or withdrawal. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 is not available for such offering by the Holders; or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $1,000,000; or

(iii) if within 30 days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within 90 days, other than pursuant to a Special Registration Statement; or

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 2.4; provided that such right to delay a request shall be exercised by the Company not more than once in any 12 month period; or

7.

(v) if the Company has, within the 12 month period preceding the date of such request, already effected two registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

(vi) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Section 2.2. All Registration Expenses incurred in connection with registrations requested pursuant to this Section 2.4 after the first two registrations shall be paid by the selling Holders pro rata in proportion to the number of shares to be sold by each such Holder in any such registration.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2, 2.3 or 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of at least 62% of Registrable Securities agree to deem such registration to have been effected as of the date of such withdrawal for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration, in which event such right shall be forfeited by all Holders). If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then such registration shall not be deemed to have been effected for purposes of determining whether the Company shall be obligated pursuant to Section 2.2(c)(ii) or 2.4(b)(v), as applicable, to undertake any subsequent registration.

8.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of at least 62% of the Registrable Securities registered thereunder, keep such registration statement effective for up to 30 days or, if earlier, until the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed 60 days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could result in a Violation (as defined below). In the event that the Company shall exercise its right to delay or suspend the filing or effectiveness of a registration hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive 30 days with the consent of the holders of at least 62% of the Registrable Securities registered under the applicable registration statement, which consent shall not be unreasonably withheld. No more than two such Suspension Periods shall occur in any 12 month period. In no event shall any Suspension Period, when taken together with all prior Suspension Periods, exceed 90 days in the aggregate. If so directed by the Company, all Holders registering shares under such registration statement shall (i) not offer to sell any Registrable Securities pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of such delay or suspension; and (ii) use their reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. Notwithstanding the foregoing, the Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement other than a registration statement on Form S-3 that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

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(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its reasonable efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

2.7 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) The Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

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2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, members, officers and directors of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder, partner, member, officer, director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, member, officer, director, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any of the following statements: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement or incorporated reference therein, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act (collectively, a “Holder Violation”), in each case to the extent (and only to the extent) that such Holder Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument

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duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Holder Violation; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 2.8 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses thereof to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8 to the extent, and only to the extent, prejudicial to its ability to defend such action, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) or Holder Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided that in no event shall any contribution by a Holder hereunder exceed the proceeds from the offering received by such Holder.

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(e) The obligations of the Company and Holders under this Section 2.8 shall survive completion of any offering of Registrable Securities in a registration statement and, with respect to liability arising from an offering to which this Section 2.8 would apply that is covered by a registration filed before termination of this Agreement, such termination. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

2.9 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities (for so long as such shares remain Registrable Securities) that (a) is a subsidiary, parent, general partner, limited partner, retired partner, member or retired member, or stockholder of a Holder that is a corporation, partnership or limited liability company, (b) is a Holder’s family member or trust for the benefit of an individual Holder, or (c) acquires at least 50,000 shares of Registrable Securities (as adjusted for stock splits and combinations), or (d) is an entity affiliated by common control (or other related entity) with such Holder; provided, however, (i) the transferor shall, within 10 days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.10 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.10, after the date of this Agreement, the Company shall not enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder rights to demand the registration of shares of the Company’s capital stock, or to include such shares in a registration statement that would reduce the number of shares includable by the Holders.

2.11 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) during the 180-day period following the effective date of the Initial Offering (or such longer period, not to exceed 34 days after the expiration of the 180-day period, as the underwriters or the Company shall request in order to facilitate compliance with NASD Rule 2711 or NYSE Member Rule 472 or any successor or similar rule or regulation); provided that, with respect to (i) and (ii) above, all officers and directors of the Company and holders of at least one percent of the Company’s voting securities are bound by and have entered into similar agreements.

2.12 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the Holder’s obligations under Section 2.11 or that are necessary to give further effect thereto. In addition, if reasonably requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within 10 days of such request, such information as may be required by the Company or

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such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.11 and this Section 2.12 shall not apply to a Special Registration Statement. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to such shares of Common Stock (or other securities) subject to the foregoing restriction until the end of such period. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.11 and 2.12. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.11 and 2.12 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company filed with the Commission; and such other reports and documents as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

2.14 Termination of Registration Rights. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Section 2.2, Section 2.3, or Section 2.4 hereof shall terminate upon the earlier of: (i) the date three years following an initial public offering that results in the conversion of all outstanding shares of Preferred stock; or (ii) such time as such Holder, as reflected on the Company’s list of stockholders, holds less than one percent of the Company’s outstanding Common Stock (treating all shares of Preferred Stock on an as converted basis), the Company has completed its Initial Offering and all Registrable Securities of the Company issuable or issued upon conversion of the Shares held by and issuable to such Holder (and its affiliates) may be sold pursuant to Rule 144 during any 90 day period. Upon such termination, such shares shall cease to be “Registrable Securities” hereunder for all purposes.

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SECTION 3. COVENANTS OF THE COMPANY.

3.1 Matters Requiring Investor Director Approval. For so long as any shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of a majority of the Board, including the Required Series A Director Consent (as defined in the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time, the “Charter”)) shall be necessary for effecting or validating the following actions:

(a) any Acquisition, Asset Transfer, or Liquidation Event (each as defined in the Charter); and

(b) any action to initiate or commence a clinical trial.

3.2 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) So long as any Shares remain outstanding, as soon as practicable after the end of each fiscal year of the Company, and in any event within 180 days thereafter, the Company will furnish any Investor holding together with its affiliates at least 2,500,000 shares of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) (each, a “Major Investor”) an audited balance sheet of the Company, as at the end of such fiscal year, and an audited statement of income and an audited statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants selected by the Board.

(c) The Company will furnish each Major Investor, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 60 days thereafter, an unaudited balance sheet of the Company as of the end of each such quarterly period and an unaudited statement of income and statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied (except as noted therein or as disclosed to the recipients thereof), with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made, as well as an up-to-date capitalization table of the Company.

(d) The Company will furnish each Major Investor at least 30 days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year that each have been approved by the Board (and as soon as available, any subsequent written revisions thereto).

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3.3 Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.3 with respect to a competitor of the Company or with respect to information which the Board reasonably determines in good faith is confidential (unless covered by an enforceable confidentiality agreement, in form reasonably acceptable to the Company) or attorney-client privileged and should not, therefore, be disclosed.

3.4 Confidentiality of Records. Each Investor agrees to use the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to such Investor pursuant to Sections 3.2 and 3.3 hereof that the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any former partners who retained an economic interest in such Investor, current or prospective partner of the partnership or any subsequent partnership under common investment management, limited partner, general partner, member or management company of such Investor, employee or representative of such Investor having a need to know the contents of such information, such Investor’s legal counsel, accountants or other professional advisors, subsidiary or parent of such Investor, in each case as long as such party is advised of and agrees or has agreed to be bound by the confidentiality provisions of this Section 3.4 or comparable restrictions, (ii) at such time as it enters the public domain through no fault of such Investor, (iii) that is communicated to it free of any obligation of confidentiality, (iv) that is developed by such Investor or its agents independently of and without reference to any confidential information communicated by the Company, or (v) as required by applicable law.

3.5 Reservation of Common Stock. The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.6 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in a form approved by the Company’s counsel or Board.

3.7 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of director to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

3.8 Qualified Small Business. For so long as any of the Shares are held by an Investor (or a transferee in whose hands such Shares are eligible to qualify as “Qualified Small Business Stock” as defined in Section 1202(c) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Company will use its reasonable efforts to comply with the reporting and recordkeeping requirements of Section 1202 of the Code, any regulations promulgated thereunder and any similar state laws and regulations.

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3.9 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement (other than the provisions of Sections 3.4 and 3.7) shall expire and terminate as to Investors upon the earlier of (i) the effective date of the registration statement pertaining to an Initial Offering that results in the Preferred Stock being converted into Common Stock, or (ii) upon an “Acquisition” as defined in the Company’s Certificate of Incorporation as in effect as of the date hereof, as may be amended from time to time.

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Subject to applicable securities laws, each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities (as defined below) that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof Each Major Investor’s pro rata share is equal to the ratio of (a) the number of shares of the Company’s Common Stock (including all shares of Common Stock issuable or issued upon conversion of the Shares or upon the exercise of outstanding warrants or options) of which such Major Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (b) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security, or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have 15 days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor if such offer or sale would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares on a pro rata basis. The Major Investors shall have five days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. The Company shall have 90 days thereafter to sell the Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price not lower and and upon general terms and conditions not materially more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within 90 days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

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4.4 Termination of Rights of First Refusal. The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to the Company’s Initial Offering or (ii) an Acquisition.

4.5 Assignment of Rights of First Refusal. The rights of first refusal of Major Investors under this Section 4 may be assigned to the same parties and subject to the same restrictions as any transfer of registration rights pursuant to Section 2.9.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) shares of Common Stock issued upon conversion of any shares of Preferred Stock of the Company or as a dividend or other distribution on any shares of Preferred Stock of the Company;

(b) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the date hereof) issued or to be issued after the date hereof to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to stock purchase or equity incentive plans or other arrangements that are approved by the Board;

(c) any Equity Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement, or debt financing from a bank or similar financial or lending institution; provided that the issuance has been approved by the Board, including the Required Series A Director Consent;

(d) any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination; provided that the issuance has been approved by the Board, including the Required Series A Director Consent;

(e) stock issued or issuable pursuant to any rights or agreements, options, warrants or convertible securities outstanding as of the date of this Agreement; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, so long as the rights of first refusal established by this Section 4 were complied with, waived, or were inapplicable pursuant to any provision of this Section 4.6 with respect to the initial sale or grant by the Company of such rights or agreements;

(f) any Equity Securities issued in connection with any stock split, stock dividend or recapitalization by the Company;

(g) any Equity Securities issued in connection with any strategic partnering or investment arrangement involving the Company and/or the acquisition or licensing of technology or intellectual property by the Company, in each such case as approved by the Board, including the Required Series A Director Consent;

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(h) any Equity Securities that are issued by the Company in connection with a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act; and

(i) any Equity Securities issued by the Company pursuant to the terms of Section 2.3 of the Purchase Agreement or pursuant to the terms of a Strategic Agreement.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of California in all respects as such laws are applied to agreements among California residents entered into and to be performed entirely within California, without reference to conflicts of laws or principles thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of San Diego, State of California.

5.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors, and administrators and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.3 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

5.4 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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5.5 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified, and the obligations of the Company and the rights of the Holders under this Agreement may be waived, only upon the written consent of the Company and the holders of at least 62% of the then-outstanding Registrable Securities.

(b) For the purposes of determining the number of Holders or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

5.6 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

5.7 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or EXHIBIT A hereto or at such other address or electronic mail address as such party may designate by 10 days advance written notice to the other parties hereto.

5.8 Attorneys’ Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.9 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.10 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Series A Preferred pursuant to the Purchase Agreement or shares of its Series A-1 Preferred pursuant to Strategic Agreements, any party acquiring such shares of Series A Preferred or Series A-1 Preferred shall become a party to this Agreement by executing and delivering an additional counterpart signature page to this

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Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder. Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section 4.6 (c) or (d) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

5.11 Counterparts; Electronic or Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

5.12 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.13 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.14 Termination. This Agreement shall terminate and be of no further force or effect upon the earlier of (i) an Acquisition, or (ii) the date three years following the Closing of the Initial Offering that results in the conversion of all outstanding shares of Preferred Stock.

[THIS SPACE INTENTIONALLY LEFT BLANK]

21

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:

LUMENA PHARMACEUTICALS, INC.

By:	/s/ Michael Grey

Name:	Michael Grey
Title:	Chief Executive Officer

Address:	P.O. Box 110287
Research Triangle Park, NC 27709

INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof

INVESTOR:

ALTA PARTNERS VIII, L.P
BY: ALTA PARTNERS MANAGEMENT VIII, LLC
ITS: GENERAL PARTNER

By:	/s/ Hilary Strain
Chief Financial Officer

INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof;

INVESTORS:

A.M. PAPPAS LIFE SCIENCE VENTURES IV, L.P.
By: AMP&A Management IV, LLC

By:	/s/ Ford S. Worthy

Name:	Ford S. Worthy
Title:	Partner & CFO

Address:	c/o Mr. Ford S. Worthy
Pappas Ventures
2520 Meridian Parkway, Suite 400
Durham, NC 27713

PV IV CEO FUND, L.P.
By: AMP&A Management IV, LLC

By:	/s/ Ford S. Worthy

Name:	Ford S. Worthy
Title:	Partner & CFO

Address:	c/o Mr. Ford S. Worthy
Pappas Ventures
2520 Meridian Parkway, Suite 400
Durham, NC 27713

INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTORS:

RIVERVEST VENTURE FUND II, L.P.
BY: RIVERVEST VENTURE PARTNERS II, LP., ITS GENERAL PARTNER
BY: RIVERVEST VENTURE PARTNERS II, LLC, ITS SOLE GENERAL PARTNER

By:	/s/ John McKearn

Name:	John McKearn, Ph.D.
Title:	Authorized Person

RIVERVEST VENTURE FUND II (OHIO), L.P.
BY: RIVERVEST VENTURE PARTNERS II (OHIO), LLC, ITS GENERAL PARTNER
BY: RIVERVEST VENTURE PARTNERS II, L.P., ITS SOLE MEMBER
BY: RIVERVEST VENTURE PARTNERS II, LLC, ITS GENERAL PARTNER

By:	/s/ John McKearn

Name:	John McKearn, Ph.D.
Title:	Authorized Person

INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

GREENE FAMILY TRUST

By:	/s/ Howard E. Greene Jr.
Name:	Howard E. Greene Jr.
Title:	Trustee

INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

LAWRENCE D. STERN 2010 QUALIFIED ANNUITY TRUST AGREEMENT

By:	/s/ Lawrence D. Stern
Name:	Lawrence D. Stern
Title:	Trustee

INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, the parties hereto have executed this INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

INVESTOR:

GC&H INVESTMENTS, LLC

By:	/s/ James C. Kitch

Name:	James C. Kitch
Title:	Managing Member

INVESTOR RIGHTS AGREEMENT

SIGNATURE PAGE

EXHIBIT A

INVESTORS

ALTA PARTNERS VIII, L.P.

One Embarcadero Center, 37th Floor

San Francisco, CA 94111

RIVERVEST VENTURE FUND II, L.P.

7733 Forsyth Boulevard, Suite 1650

St. Louis, MO 63105

RIVERVEST VENTURE FUND II ( OHIO ), L.P.

7733 Forsyth Boulevard, Suite 1650

St. Louis, MO 63105

A.M. PAPPAS LIFE SCIENCE VENTURES IV, L.P.

c/o Mr. Ford S. Worthy

Pappas Ventures

2520 Meridian Parkway, Suite 400

Durham, NC 27713

PV IV CEO FUND , L.P.

c/o Mr. Ford S. Worthy

Pappas Ventures

2520 Meridian Parkway, Suite 400

Durham, NC 27713

GREENE FAMILY TRUST

277 Crystal Drive

Frankfort, MI 49635

LAWRENCE D. STERN 2010 QUALIFIED ANNUITY TRUST AGREEMENT

1540 Fox Chase Lane

Pittsburgh, PA 15241

GC&H INVESTMENTS , LLC

101 California Street

5th Floor

San Francisco, CA 94111-5800

INVESTOR RIGHTS AGREEMENT

EXHIBIT A

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “LUMENA PHARMACEUTICALS, INC.”, FILED IN THIS OFFICE ON THE FIFTEENTH DAY OF JUNE, A.D. 2012, AT 12:30 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4930859 8100	AUTHENTICATION: 9646727
120743350	DATE: 06-15-12

You may verify this certificate online at corp.delaware.gov/authver.shtml

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

LUMENA PHARMACEUTICALS, INC.

Michael Grey hereby certifies that:

ONE: The date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 24, 2011.

TWO: He is the duly elected and acting President and Chief Executive Officer of Lumena Pharmaceuticals, Inc., a Delaware corporation.

THREE: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

I.

The name of this corporation is LUMENA PHARMACEUTICALS, INC. (the “Company”).

II.

The address of the registered office of this Company in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the name of the registered agent of this Company in the State of Delaware at such address is Corporation Service Company.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that the Company is authorized to issue is 58,500,000 shares, 31,500,000 shares of which shall be Common Stock (the “Common Stock”) and 27,000,000 shares of which shall be Preferred Stock (the “Preferred Stock”). The Common Stock shall have a par value of $0,001 per share and the Preferred Stock shall have a par value of $0.001 per share.

B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote (voting together as a single class on an as-if-converted basis), irrespective of the provisions of Section 242(b)(2) of the DGCL.

1.

C. 24,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A Preferred Stock” (the “Series A Preferred”) and 3,000,000 of the authorized shares of Preferred Stock are hereby designated “Series A-1 Preferred Stock” (the “Series A-1 Preferred”). The Series A Preferred and Series A-1 Preferred are collectively referred to herein as the “Series Preferred.”

D. The rights, preferences, privileges, restrictions and other matters relating to the Series Preferred are as follows:

1. DIVIDEND RIGHTS.

(a) Holders of Series A Preferred, in preference to the holders of any other stock of the Company, shall be entitled to receive, when, as and if declared by the Board of Directors (the “Board”), but only out of funds that are legally available therefor, non-cumulative cash dividends at the rate of eight percent of the applicable Original Issue Price (as defined in Section 3(a)) per annum on each outstanding share of Series A Preferred.

(b) So long as any shares of Series A Preferred are outstanding, the Company shall not pay or declare any dividend (whether in cash or property), or make any other distribution on the Common Stock or Series A-1 Preferred, or purchase, redeem or otherwise acquire for value any shares of Common Stock or Series A-1 Preferred, until all dividends as set forth in Section 1(a) above on the Series A Preferred shall have been paid or declared and set apart, except for;

(i) acquisitions of Common Stock by the Company pursuant to agreements that permit the Company to repurchase such shares at no more than cost upon termination of services to the Company;

(ii) acquisitions of Common Stock in exercise of the Company’s right of first refusal to repurchase such shares;

(iii) acquisitions of Series A-1 Preferred by the Company pursuant to that certain Series A-1 Preferred Stock Issuance Agreement, dated the date that the first share of Series A-1 Preferred is issued, by and between the Company and Pfizer Inc.; or

(iv) distributions to holders of Common Stock in accordance with Section 3.

(c) In the event dividends are paid on any share of Common Stock, the Company shall pay an additional dividend on all outstanding shares of Series Preferred in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.

2.

(d) The provisions of Sections 1(b) and 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of the Company that is approved by the Board and (ii) the requisite holders of Series A Preferred pursuant to Section 2(b) hereof.

(e) A distribution to the Company’s stockholders may be made without regard to the preferential dividends arrears amount or any preferential rights amount (each as determined under applicable law),

2. VOTING RIGHTS.

(a) General Rights. Each holder of shares of the Series A Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall have voting rights and powers equal to the voting rights and powers of the Common Stock and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Company. Except as otherwise provided herein or as required by law, the Series A Preferred shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock. Except as otherwise provided herein or as otherwise required by law, the Series A-1 Preferred shall have no voting rights. In the event the Series A-1 Preferred is entitled by law to exercise voting rights, then except as otherwise required by law, the Series A-1 Preferred shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A-1 Preferred could be converted (pursuant to Section 4 hereof) immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent and shall vote together with the Series A Preferred and the Common Stock at any annual or special meeting of the stockholders and not as a separate class, and may act by written consent in the same manner as the Common Stock.

(b) Separate Vote of Series A Preferred. For so long as any shares of Series A Preferred remain outstanding, in addition to any other vote or consent required herein or by law, the vote or written consent of the holders of at least 66 2/3% of the outstanding Series A Preferred shall be necessary for effecting or validating the following actions (whether by merger, recapitalization or otherwise):

(i) Any amendment or change of the rights, preferences, privileges or powers of, or the restrictions that provide for the benefit of, the Series A Preferred;

(ii) Any amendment, alteration, or repeal of any provision of the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Series A Preferred so as to affect them adversely;

(iii) Any increase or decrease in the authorized number of shares of Preferred Stock or Series A Preferred;

3.

(iv) Any authorization or any designation, whether by reclassification or otherwise, of any new class or series of stock or any other securities convertible into equity securities of the Company ranking on a parity with or senior to the Series A Preferred in right of redemption, liquidation preference, voting or dividend rights or any increase in the authorized or designated number or issuance of any such class or series;

(v) Any redemption, repurchase, payment or declaration of dividends or other distributions with respect to Common Stock or Series Preferred (except for acquisitions of Common Stock or Series A-1 Preferred by the Company permitted by Section 1(b)(i), (ii), (iii) and (iv) hereof);

(vi) Any agreement by the Company or its stockholders regarding an Asset Transfer or Acquisition (each as defined in Section 3 hereof);

(vii) Any voluntary dissolution or liquidation of the Company; or

(viii) Any increase or decrease in the authorized number of members of the Company’s Board,

(c) Separate Vote of Series A-1 Preferred. As long as any shares of Series A-1 Preferred are outstanding, the Company shall not, without the affirmative vote of the holders of a majority of the then outstanding shares of the Series A-1 Preferred, alter or amend the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) if such amendment would alter or change adversely the powers, preferences or special rights given to the Series A-1 Preferred; provided, however, that if any amendment to the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) would alter or change the powers, preferences or special rights of any series of Series Preferred which includes the Series A-1 Preferred so as to affect them adversely, then, in addition to any other vote or consent required herein or by law, the shares of all series of Series Preferred so affected by such amendment shall vote together as a single class on the proposed amendment and the Series A-1 Preferred shall not be entitled to vote as a separate class on such proposed amendment unless otherwise required by the DGCL.

(d) Election of Board of Directors.

(i) For so long as any shares of Series A Preferred remain outstanding, the holders of Series A Preferred, voting as a separate class, shall be entitled to elect three members of the Board (the “Series A Preferred Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(ii) The holders of Common Stock, voting as a separate class, shall be entitled to elect one member of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such director in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such director.

4.

(iii) The holders of Common Stock and Series A Preferred, voting together as a single class on an as-if-converted basis, shall be entitled to elect all remaining members of the Board at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors, and to remove from office such directors in accordance with applicable law and to fill any vacancy caused by the resignation, death or removal of such directors.

(iv) Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the DGCL, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (A) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (B) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders in which all members of such class or series are present and voted. Any director may be removed during his or her term of office without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent. At any meeting held for the purpose of electing a director, the presence in person or by proxy of the holders of a majority of the outstanding shares of the class or series entitled to elect such director shall constitute a quorum for the purpose of electing such director.

(v) No person entitled to vote at an election for directors may cumulate votes to which such person is entitled unless required by applicable law at the time of such election. During such time or times that applicable law requires cumulative voting, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires. No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes. If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination. Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

5.

3. LIQUIDATION RIGHTS.

(a) The “Original Issue Price” of the Series Preferred shall be $1,00 for the Series A Preferred and $1,00 for the Series A-1 Preferred (each as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof). Upon any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary (a “Liquidation Event”), before any distribution or payment shall be made to the holders of any Series A-1 Preferred or Common Stock, the holders of Series A Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series A Preferred held by them, an amount per share of Series A Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on such share of Series A Preferred for each share of Series A Preferred held by them. If, upon any such Liquidation Event, the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A Preferred of the liquidation preference set forth in this Section 3(a), then such assets (or consideration) shall be distributed among the holders of Series A Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(b) After the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above, before any distribution or payment shall be made to the holders of any Common Stock, the holders of Series A-1 Preferred shall be entitled to be paid out of the assets of the Company legally available for distribution (or the consideration received by the Company or its stockholders in an Acquisition) for each share of Series A-1 Preferred held by them, an amount per share of Series A-1 Preferred equal to the applicable Original Issue Price plus all declared and unpaid dividends on such share of Series A-1 Preferred for each share of Series A-1 Preferred held by them, If, upon any such Liquidation Event, after the payment of the full liquidation preference of the Series A Preferred as set forth in Section 3(a) above the assets of the Company (or the consideration received in such transaction) shall be insufficient to make payment in full to all holders of Series A-1 Preferred of the liquidation preference set forth in this Section 3(b), then such assets (or consideration) shall be distributed among the holders of Series A-1 Preferred at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

(c) After the payment of the full liquidation preference of the Series A Preferred and Series A-1 Preferred as set forth in Sections 3(a) and 3(b) above, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock and Series Preferred on an as-if-converted to Common Stock basis until such holders of Series Preferred have received pursuant to Sections 3(a) and 3(b) above and this Section 3(c) an aggregate amount per share of Series Preferred equal to three times the applicable Original Issue Price, plus all declared and unpaid dividends thereon; thereafter, the remaining assets of the Company legally available for distribution in such Liquidation Event (or the consideration received by the Company or its stockholders in an Acquisition), if any, shall be distributed ratably to the holders of the Common Stock.

6.

(d) Notwithstanding anything to the contrary contained in Sections 3(a), 3(b) or 3(c) above, for purposes of determining the amount each holder of shares of Series Preferred is entitled to receive with respect to any Liquidation Event, each such holder of shares of a series of Series Preferred shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to such Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder in respect of such shares of such series of Series Preferred if such holder did not convert such shares of such series of Series Preferred into shares of Common Stock.

(e) The following events shall be deemed a Liquidation Event for purposes of this Amended and Restated Certificate of Incorporation: (A) “Acquisition” shall mean (I) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization, (provided that, for the purpose of this Section 3(e), all shares of Common Stock issuable upon exercise of options outstanding immediately prior to such consolidation or merger or upon conversion of Convertible Securities (as defined below) outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (II) any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes; and (B) “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets or intellectual property of the Company.

(i) In any Acquisition or Asset Transfer, if the consideration to be received is securities of a corporation or other property other than cash, its value will be deemed its fair market value as determined in good faith by the Board on the date such determination is made except that any publicly-traded securities to be distributed to stockholders in an Acquisition or Asset Transfer shall be valued as follows:

(A) if the securities are then traded on a national securities exchange, then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange over the ten trading day period ending five trading days prior to the closing date of such transaction; and

7.

(B) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten trading day period ending five trading days prior to the closing date of such transaction.

(ii) The Company shall not have the power to effect an Acquisition or Asset Transfer unless the definitive agreement for such transaction (the “Agreement”) provides that the consideration payable to the stockholders of the Company in connection therewith shall be allocated among the holders of capital stock of the Company in accordance with this Section 3.

(iii) In the event of a Liquidation Event (including an Acquisition or Asset Transfer), if any portion of the consideration payable to the stockholders of the Company is placed into escrow or subject to contingencies, the Agreement shall provide that (A) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b) and 3(c) (and subject to Section 3(d)) as if the Initial Consideration were the only consideration payable in connection with such Acquisition or Asset Transfer and (B) any additional consideration that becomes payable to the stockholders of the Company upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Company in accordance with Sections 3(a), 3(b) and 3(c) (and subject to Section 3(d)) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For avoidance of doubt, in applying distributions upon a Liquidation Event pursuant to this Section 3(e)(iii) that involve escrow, installment or contingent payments, the holders of the Series Preferred will be entitled to an amount, recalculated at the time of each escrow, installment or contingent payment and applied on a cumulative basis, that is the greater of (I) the amounts specified in Sections 3(a), (b) or (c) and (II) the amount to which such holder of Series Preferred would have been entitled to on an as-if-converted to Common Stock basis as provided in Section 3(d), taking into account cumulative escrow, installment or contingent payments.

4. CONVERSION RIGHTS.

The holders of the Series Preferred shall have the following rights with respect to the conversion of the Series Preferred into shares of Common Stock (the “Conversion Rights”):

(a) Optional Conversion. Subject to and in compliance with the provisions of this Section 4, any shares of Series Preferred may, at the option of the holder, be converted at any time into fully-paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series Preferred shall be entitled upon conversion shall be the product obtained by multiplying the applicable Series Preferred Conversion Rate then in effect (determined as provided in Section 4(b)) by the number of shares of Series Preferred being converted.

8.

(b) Series Preferred Conversion Rate. The conversion rate in effect at any time for conversion of the Series Preferred (the “Series Preferred Conversion Rate”) shall be the quotient obtained by dividing the applicable Original Issue Price of such series of Series Preferred by the applicable Series Preferred Conversion Price, calculated as provided in Section 4(c), then in effect for such series of Series Preferred being converted.

(c) Series Preferred Conversion Price. The conversion price for each series of Series Preferred shall initially be the applicable Original Issue Price of each series of Series Preferred (the “Series Preferred Conversion Price”). Such initial Series Preferred Conversion Price for each series of Series Preferred shall be adjusted from time to time in accordance with this Section 4. All references to the Series Preferred Conversion Price herein shall mean the Series Preferred Conversion Price as so adjusted. The Series Preferred Conversion Price for the Series A Preferred is sometimes hereinafter referred to as the “Series A Preferred Conversion Price.” The Series Preferred Conversion Price for the Series A-1 Preferred is sometimes hereinafter referred to as the “SeriesA-1 Preferred Conversion Price.”

(d) Mechanics of Optional Conversion. Each holder of Series Preferred who desires to convert the same into shares of Common Stock pursuant to this Section 4 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for the Series Preferred, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series Preferred being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board as of the date of such conversion), any declared and unpaid dividends on the shares of Series Preferred being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Series Preferred. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series Preferred to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(e) Adjustment for Stock Splits and Combinations. If at any time or from time to time on or after the date that the first share of Series A Preferred is issued (the “Original Issue Date”) the Company effects a subdivision of the outstanding Common Stock without a corresponding subdivision of the Series Preferred, the Series Preferred Conversion Price in effect for each series of Series Preferred not so subdivided immediately before that subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the Original Issue Date the Company combines the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of the Series Preferred, the Series Preferred Conversion Price in effect for each series of Series Preferred not so combined immediately before the combination shall be proportionately increased. Any adjustment under this Section 4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

9.

(f) Adjustment for Common Stock Dividends and Distributions. If at any time or from time to time on or after the Original Issue Date the Company pays to holders of Common Stock a dividend or other distribution in additional shares of Common Stock, each Series Preferred Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(i) Each Series Preferred Conversion Price shall be adjusted by multiplying the Series Preferred Conversion Price then in effect by a fraction equal to:

(A) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance, and

(B) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

(ii) If the Company fixes a record date to determine which holders of Common Stock are entitled to receive such dividend or other distribution, each Series Preferred Conversion Price shall be fixed as of the close of business on such record date and the number of shares of Common Stock shall be calculated immediately prior to the close of business on such record date; and

(iii) If such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, each Series Preferred Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the applicable Series Preferred Conversion Price shall be adjusted pursuant to this Section 4(f) to reflect the actual payment of such dividend or distribution.

(g) Adjustment for Reclassification, Exchange, Substitution, Reorganization, Merger or Consolidation. If at any time or from time to time on or after the Original Issue Date the Common Stock issuable upon the conversion of the Series Preferred is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise (other than an Acquisition as defined in Section 3 or a subdivision or combination of shares or stock dividend provided for elsewhere in this Section 4), in any such event each share of Series Preferred shall thereafter be convertible in lieu of the Common Stock into which it was convertible prior to such event into the kind and amount of securities, cash or other property that a holder of the number of shares of Common Stock of the Company issuable upon conversion of such shares of Series Preferred immediately prior to such recapitalization, reclassification, merger, consolidation or other transaction would have been entitled to receive pursuant to such transaction, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the

10.

provisions of this Section 4 with respect to the rights of the holders of Series Preferred after the capital reorganization to the end that the provisions of this Section 4 (including adjustment of the applicable Series Preferred Conversion Price then in effect and the number of shares issuable upon conversion of such shares of Series Preferred) shall be applicable after that event and be as nearly equivalent as practicable.

(h) Sale of Shares Below Series Preferred Conversion Price.

(i) If at any time or from time to time on or after the Original Issue Date the Company issues or sells, or is deemed by the express provisions of this Section 4(h) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in Section 4(e), 4(f) or 4(g) above, for an Effective Price (as defined below) less than the then effective Series A Preferred Conversion Price and/or Series A-1 Preferred Conversion Price (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Series A Preferred Conversion Price and/or Series A-1 Preferred Conversion Price, as applicable, shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying such Series Preferred Conversion Price in effect immediately prior to such issuance or sale by a fraction:

(A) the numerator of which shall be (I) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (II) the number of shares of Common Stock that the Aggregate Consideration (as defined below) received or deemed received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such applicable then-existing Series Preferred Conversion Price, and

(B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.

For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (I) the number of shares of Common Stock outstanding, (II) the number of shares of Common Stock into which the then outstanding shares of Series Preferred could be converted if fully converted on the day immediately preceding the given date, and (III) the number of shares of Common Stock that are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.

(ii) No adjustment shall be made to any Series Preferred Conversion Price in an amount less than one percent of the applicable Series Preferred Conversion Price then in effect. Any adjustment otherwise required by this Section 4(h) that is not required to be made due to the first sentence of this subsection (ii) shall be included in any subsequent adjustment to any Series Preferred Conversion Price. Any adjustment required by this Section 4(h) shall be rounded to the first decimal for which such rounding represents less than one percent of the applicable Series Preferred Conversion Price in effect after such adjustment.

11.

(iii) For the purpose of making any adjustment required under this Section 4(h), the aggregate consideration received by the Company for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company, (B) to the extent it consists of property other than cash, the fair market value of that property as determined in good faith by the Board, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

(iv) For the purpose of the adjustment required under this Section 4(h), if the Company issues or sells (A) Preferred Stock or other stock, options, warrants, purchase rights or other securities exercisable for or convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (B) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Series A Preferred Conversion Price and/or Series A-1 Preferred Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such rights or options or Convertible Securities plus (I) in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options, and (II) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(A) If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

12.

(B) No further adjustment of the Series A Preferred Conversion Price and/or Series A-1 Preferred Conversion Price, as applicable, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Series A Preferred Conversion Price and/or Series A-1 Preferred Conversion Price, as applicable and as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Series A Preferred Conversion Price and/or Series A-1 Preferred Conversion Price, as applicable, that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series Preferred.

(v) For the purpose of making any adjustment to the Conversion Price of any series of Series Preferred required under this Section 4(h), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h) (including shares of Common Stock subsequently reacquired or retired by the Company), other than:

(A) shares of Common Stock issued upon conversion of any Series Preferred or as dividend or other distribution on any series of Series Preferred;

(B) shares of Common Stock or Convertible Securities issued upon a stock split, stock dividend, distribution, recapitalization and the like;

(C) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or equity incentive plans or other arrangements that are approved by the Board;

(D) shares of Common Stock or Preferred Stock issued pursuant to the exercise or conversion of Convertible Securities outstanding as of the Original Issue Date;

(E) shares of Common Stock or Convertible Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Board including at least two of the Series A Preferred Directors (one of whom shall be the Series A Preferred Director designated by Alta Partners (“Alta”) so long as Alta or its affiliates continue to hold any shares of Series A Preferred) (the “Required Series A Director Consent”);

13.

(F) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial or lending institution approved by the Board, including the Required Series A Director Consent;

(G) shares of Common Stock issued in connection with a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”);

(H) shares of Common Stock or Convertible Securities issued in connection with any strategic partnering or investment arrangement involving the Company and/or the acquisition or licensing of technology or intellectual property by the Company, in each such case as approved by the Board, including the Required Series A Director Consent; and

(I) shares of Common Stock or Convertible Securities that the holders of at least 66 2/3% of the outstanding shares of Series A Preferred elect in writing to exclude from the definition of “Additional Shares of Common Stock” for purposes of this Section 4.

References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by the Company or deemed to be issued pursuant to this Section 4(h). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Company under this Section 4(h), into the Aggregate Consideration received, or deemed to have been received by the Company for such issue under this Section 4(h), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.

(vi) In the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that the Company issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Series Preferred Conversion Price shall be reduced to the Series Preferred Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.

14.

(i) Certificate of Adjustment. In each case of an adjustment or readjustment of any Series Preferred Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of any series of Series Preferred, if such Series Preferred is then convertible pursuant to this Section 4, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the applicable Series Preferred so requesting at the holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (A) the consideration received or deemed to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (B) the applicable Series Preferred Conversion Price at the time in effect, (C) the number of Additional Shares of Common Stock and (D) the type and amount, if any, of other property that at the time would be received upon conversion of the applicable Series Preferred. Failure to request or provide such notice shall have no effect on any such adjustment.

(j) Notices of Record Date. Upon (A) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (B) any Acquisition or other capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any Asset Transfer, or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Series Preferred at least ten days prior to (I) the record date, if any, specified therein; or (II) if no record date is specified, the date upon which such action is to take effect (or, in either case, such shorter period approved by the holders of a majority of the outstanding Series Preferred) a notice specifying (x) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (y) the date on which any such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up is expected to become effective, and (z) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Acquisition, reorganization, reclassification, transfer, consolidation, merger, Asset Transfer, dissolution, liquidation or winding up,

(k) Automatic Conversion.

(i) Each share of Series Preferred shall automatically be converted into shares of Common Stock, based on the applicable then-effective Series Preferred Conversion Price, (A) at any time upon the affirmative election of the holders of at least 66 2/3% of the outstanding shares of the Series A Preferred, or (B) immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (I) the valuation of the Company immediately prior to such firmly underwritten public offering is at least $200,000,000, (H) the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $30,000,000 and (III) the Company’s shares have been listed for trading on the New York Stock Exchange, NASDAQ Global Select Market or NASDAQ Global Market. Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

15.

(ii) Upon the occurrence of either of the events specified in Section 4(k)(i) above, the outstanding shares of Series Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series Preferred are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Series Preferred, the holders of Series Preferred shall surrender the certificates representing such shares at the office of the Company or any transfer agent for the Series Preferred. Thereupon, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which such shares of Series Preferred surrendered were convertible on the date on which such automatic conversion occurred, and any declared and unpaid dividends shall be paid in accordance with the provisions of Section 4(d).

(l) Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of any Series Preferred. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series Preferred by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share, If after the aforementioned aggregation the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of one share of Common Stock (as determined by the Board) on the date of conversion.

(m) Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series Preferred, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series Preferred. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series Preferred, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

16.

(n) Notices. Any notice required by the provisions of this Section 4 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by electronic transmission in compliance with the provisions of the DGCL if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

(o) Payment of Taxes. The Company will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Series Preferred, excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Series Preferred so converted were registered.

5. NO REDEMPTION RIGHTS. The Series Preferred shall not be redeemable.

6. NO REISSUANCE OF SERIES PREFERRED. Any shares or shares of Series Preferred redeemed, purchased, converted or exchanged by the Company shall be cancelled and retired and shall not be reissued or transferred.

V.

A. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law.

B. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law, If applicable law is amended after approval by the stockholders of this Article V to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

C. Any repeal or modification of this Article V shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article V in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

D. The Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Company who is not an employee of the Company or any of its subsidiaries, or (ii) any holder of Series A Preferred or any partner, member, director, stockholder employee or agent of any such holder, other than someone who is an employee of the Company or any of its subsidiaries (collectively, “Covered Persons”), unless in either case such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Company.

VI.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof as the case may be, it is further provided that:

A. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. The number of directors that shall constitute the whole Board shall be fixed by the Board in the manner provided in the Bylaws of the Company, subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

B. The Board is expressly empowered to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the Bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

17.

C. The directors of the Company need not be elected by written ballot unless the Bylaws of the Company so provide.

* * * *

FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FIVE: This Amended and Restated Certificate of Incorporation was approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL by the stockholders of the Company.

[THIS SPACE INTENTIONALLY LEFT BLANK]

18.

IN WITNESS WHEREOF, LUMENA PHARMACEUTICALS, INC. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer this 15th day of June 2012.

LUMENA PHARMACEUTICALS, INC.

/s/ Michael Grey
MICHAEL GREY
President and Chief Executive Officer

CERTIFICATE OF AMENDMENT OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

LUMENA PHARMACEUTICALS, INC.

LUMENA PHARMACEUTICALS, INC. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

FIRST: The name of the Company is Lumena Pharmaceuticals, Inc.

SECOND: The date on which the Company’s Certificate of Incorporation was originally filed with the Secretary of State of the State of Delaware is January 24, 2011.

THIRD: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the DGCL, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Section D.2(c) of Article IV shall be amended and restated to read in its entirety as follows:

“Separate Vote of Series A-1 Preferred. As long as any shares of Series A-1 Preferred are outstanding, the Company shall not, without the affirmative vote of the holders of at least 80% of the then outstanding shares of the Series A-1 Preferred, alter or amend the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) if such amendment would alter or change adversely the powers, preferences or special rights given to the Series A-1 Preferred; provided, however, that if any amendment to the Certificate of Incorporation or the Bylaws of the Company (including any filing of a Certificate of Designation) would alter or change the powers, preferences or special rights of any series of Series Preferred which includes the Series A-1 Preferred so as to affect them adversely, then, in addition to any other vote or consent required herein or by law, the shares of all series of Series Preferred so affected by such amendment shall vote together as a single class on the proposed amendment and the Series A-1 Preferred shall not be entitled to vote as a separate class on such proposed amendment unless otherwise required by the DGCL.”

FOURTH: The foregoing amendment was submitted to the stockholders of the Company for their approval, and was duly adopted by the required vote of stockholders of the Company in accordance with the provisions of Sections 228 and 242 of the DGCL.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Lumena Pharmaceuticals, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this __ day of September, 2012.

By:
Michael Grey
President and Chief Executive Officer

Exhibit 9.2(b)

Financial Statements

[Attached]

Balance Sheets

August 31, 2012

CONFIDENTIAL

	August 31, 2012	December 31, 2011
Assets
Cash and Cash Equivalents	$ [...***...]	$ [...***...]
Prepaids and Other Current Assets	$ [...***...]	$ [...***...]

Total Current Assets	$ [...***...]	$ [...***...]

Property, Plant & Equipment, net	$ [...***...]	$ [...***...]
Other Assets	$ [...***...]	$ [...***...]

Total Assets	$ [...***...]	$ [...***...]

Liabilities and Stockholders’ Equity
Accounts Payable	$ [...***...]	$ [...***...]
Other Liabilities	$ [...***...]	$ [...***...]

Total Current Liabilities	$ [...***...]	$ [...***...]

Note Payable	$ [...***...]	$ [...***...]
Debt Issuance Costs	$ [...***...]	$ [...***...]

Total Long Term Liabilities	$ [...***...]	$ [...***...]

Common Stock	$ [...***...]	$ [...***...]
Series A Preferred Stock	$ [...***...]	$ [...***...]
Stock Issuance Costs	$ [...***...]	$ [...***...]
Accumulated Deficit	$ [...***...]	$ [...***...]

Total Stockholders’ Equity	$ [...***...]	$ [...***...]

Total Liabilities and Stockholders’ Equity	$ [...***...]	$ [...***...]